Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

SHURGARD STORAGE CENTERS, INC.,

a Delaware corporation,

and

SHURGARD INCORPORATED,

a Washington corporation,

dated as of

December 19, 1994

CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 THE MERGER; EFFECTIVE TIME; CLOSING		7

2.1	The Merger	7
2.2	Closing	8
2.3	Effective Time	8

ARTICLE 3 TERMS OF MERGER		8

3.1	Certificate of Incorporation	8
3.2	By-laws	8
3.3	Directors	8
3.4	Officers	8

ARTICLE 4 MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES; ADJUSTMENTS		9

4.1	Share Consideration; Conversion or Cancellation of Shares	9
4.2	Payment for Shares in the Merger	11
4.3	Fractional Shares	11
4.4	Transfer of Shares After the Effective Time	12
4.5	Lost, Stolen or Destroyed Certificates	12
4.6	Dissenters’ Rights	12
4.7	Additional Consideration	12
4.8	Indemnification Shares; Claims Against the Escrow	15
4.9	Appointment of Shareholders’ Representatives	18

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MANAGEMENT COMPANY		19

5.1	Organization, Etc. of Management Company	19
5.2	Partnerships	19
5.3	Agreement	20
5.4	Capital Stock	20
5.5	Litigation	20
5.6	Compliance With Other Instruments, Etc.	20
5.7	Compensation and Employee Matters	21
5.8	Employee Benefit Plans	21
5.9	Labor Matters	22
5.10	Taxes	22
5.11	Intellectual Property	23
5.12	Financial Statements	23
5.13	Absence of Certain Changes or Events	24
5.14	Books and Records	24
5.15	Contracts and Leases	25
5.16	Title to Properties; Encumbrances	25

-I-

5.17	Real Property	25
5.18	Environmental Laws and Regulations	26
5.19	Affiliated Transactions	26
5.20	Brokers and Finders	26
5.21	S-4 Registration Statement and Proxy Statement/Prospectus	27
5.22	Insurance	27
5.23	Disclosure	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SHURGARD REIT		28

6.1	Organization, Etc. of Shurgard REIT	28
6.2	Subsidiaries	28
6.3	Agreement	29
6.4	Capital Stock	29
6.5	Authorization for Shurgard REIT Common Shares	29
6.6	Litigation	29
6.7	Compliance With Other Instruments, Etc.	30
6.8	Reports and Financial Statements	30
6.9	Brokers and Finders	30
6.10	S-4 Registration Statement and Proxy Statement/Prospectus	31
6.11	Disclosure	31

ARTICLE 7 ADDITIONAL COVENANTS AND AGREEMENTS		31

7.1	Conduct of Business of Management Company	31
7.2	Other Transactions	33
7.3	Meetings of Shareholders and Stockholders	34
7.4	Registration Statement/Proxy Materials	34
7.5	Filings; Other Action	35
7.6	Access to Information	35
7.7	Listing Application	35
7.8	Affiliates of Management Company	35
7.9	Tax Matters	36
7.10	InterMation Spin-Off	37
7.11	Shurgard Realty Advisors	37
7.12	Management and Advisory Agreements	38
7.13	Intellectual Property Rights	38
7.14	Employees	38
7.15	Reorganization	38
7.16	Public Statements	39
7.17	ESOP	39
7.18	Letter of Shurgard’s Accountants	39
7.19	Opinion of Financial Advisor	39
7.20	Notice of Certain Events	39
7.21	Director and Officer Indemnification	40
7.22	Working Capital	40
7.23	Contingent Shares	40
7.24	Further Action	40

-II-

ARTICLE 8 CONDITIONS		40

8.1	Conditions to Each Party’s Obligations	40
8.2	Conditions to Obligations of Management Company to Effect the Merger	42
8.3	Conditions to Obligation of Shurgard REIT to Effect the Merger	43

ARTICLE 9 TERMINATION		44

9.1	Termination by Mutual Consent	44
9.2	Termination by Either Shurgard REIT or Management Company	44
9.3	Effect of Termination and Abandonment	44

ARTICLE 10 MISCELLANEOUS AND GENERAL		44

10.1	Expenses	44
10.2	Survival	46
10.3	Amendments, Waivers, Etc.	46
10.4	No Assignment	46
10.5	Entire Agreement	46
10.6	Specific Performance	46
10.7	Remedies Cumulative	46
10.8	No Waiver	47
10.9	No Third-Party Beneficiaries	47
10.10	Jurisdiction	47
10.11	Governing Law	47
10.12	Name, Captions, Etc.	47
10.14	Counterparts	47

-III-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 19, 1994, by and between Shurgard Storage Centers, Inc., a Delaware corporation (“Shurgard REIT”), and Shurgard Incorporated, a Washington corporation (“Management Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Shurgard REIT and Management Company have determined that it is in the best interests of their respective stockholders and shareholders for Management Company to merge with and into Shurgard REIT (the “Merger”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal”: As defined in Section 7.2.

“Adjustment Indemnification Period”: As defined in Section 4.8(c).

“Adjustment Indemnification Shares”: As defined in Section 4.8(c).

“Affiliate”: As defined in Rule 12b-2 under the Exchange Act.

“Affiliate Letter”: As defined in Section 7.8(a).

“Alex. Brown”: Alex. Brown & Sons Incorporated.

“Appraised Amount”: As defined in Section 4.7.

“Articles of Merger”: The articles of merger with respect to the Merger containing the provisions required by, and executed in accordance with, RCW 23B.11.050.

“Associates”: As defined in Section 4.9(b).

“Audit”: As defined in Section 4.1(d).

“Authorization”: Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

“Barbo”: Charles K. Barbo.

“Barbo Trust”: Charles K. and Linda K. Barbo Trust dated December 10, 1991.

“Benefit Arrangement”: As defined in Section 5.8(a).

“Benelux”: Shurgard Benelux SA, a Belgian corporation.

“Benelux SCS”: a Belgian Societe en Commandite Simple.

“Buerk”: Arthur W. Buerk.

“Business Combination”: As defined in Section 4.1(a).

“Certificate of Merger”: The certificate of merger with respect to the Merger containing the provisions required by, and executed in accordance with, DGCL Section 252.

“Certificates”: As defined in Section 4.1(b).

“Change in Control”: For purposes of this Agreement, a change in control shall be deemed to occur on the earlier of (i) first date of public announcement by Shurgard REIT or an Acquiring Person (as such term is defined in the Rights Agreement) that an Acquiring Person has become such; or (ii) the first date on which Shurgard REIT or any other Person publicly announces (a) the agreement by Shurgard REIT to consolidate with, or merge with and into any other person (b) the agreement of any Person to consolidate with Shurgard REIT, or merge with and into Shurgard REIT and in connection with such merger all or part of the Shurgard REIT Common Shares are to be changed into or exchanged for stock or other securities of any other Person (or Shurgard REIT) or cash or any other property, or (c) Shurgard REIT’s agreement to sell or otherwise transfer, in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of Shurgard REIT and its subsidiaries (taken as a whole) to any other Person other than Shurgard REIT or one or more of its wholly-owned subsidiaries.

“Change in Control Date”: The date a Change in Control shall be deemed to occur.

“Closing”: The closing of the Merger.

“Closing Date”: The date on which the Closing occurs.

“Closing Statement”: As defined in Section 4.1(d).

“Closing Statement Date”: As defined in Section 4.1(d).

“Code”: The Internal Revenue Code of 1986, as amended.

“Contingent Amount”: As defined in Section 4.7(e).

“Contingent Partnerships”: As defined in Section 4.7(a).

“Contingent Share Closing Date”: As defined in Section 4.7(c).

“Contingent Share Period”: As defined in Section 4.7(d).

“Contingent Shares”: As defined in Section 4.7(a).

“Contingent Shares Agreement”: As defined in Section 4.7(g).

“DGCL”: The Delaware General Corporation Law.

“Damages”: “Damages” means any provable or ascertainable loss, liability, damage, cost, obligation or expense (including reasonable costs of investigation, defense and prosecution of litigation and attorneys’ fees) incurred by Shurgard REIT, net of any tax benefits and insurance or indemnification recoveries (other than those received pursuant to this Agreement) received or entitled to be received by Shurgard REIT with respect thereto, after reasonable efforts to mitigate such loss, liability, damages, cost, obligation or expense.

“Daniels”: Donald B. Daniels.

“Deemed Distribution”: As defined in Section 4.7.

“Disposition”: As defined in Section 4.7(a).

“Distribution”: As defined in Section 4.7(a).

“Effective Time”: As defined in Section 2.3.

“Employee Plan”: As defined in Section 5.8(a).

“Employees”: As defined in Section 5.8(a).

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“ERISA Affiliates”: Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with Management Company or any of its Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

“ESOP”: As defined in Section 5.8(f).

“Excess Stock”: As defined in the Shurgard REIT Restated Certificate of Incorporation.

“Exchange”: Either the National Association of Securities Automated Quotations National Market or the national securities exchange (as defined in Section 12(b) of the Exchange Act) upon which the Shurgard REIT Common Shares are then listed for trading.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Final Determination”: (a) (i) A decision of the United States Tax Court, which has become final and non-appealable, or (ii) a judgment, decree, or other order by another court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with the Internal Revenue Service or another administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (c) a deficiency assessment or other determination which is not protested or appealed by the taxpayer within the appropriate period for protest or appeal and which therefore has become final and non-appealable; or (d) any final disposition by reason of the expiration of all applicable statutes of limitations.

“Final Statement”: As defined in Section 4.1(d).

“Governmental Body”: Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“HSR Act”: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Increase”: As defined in Section 4.1(d).

“Indemnification Escrow Agent”: As defined in Section 4.8(a).

“Indemnification Escrow Agreement”: As defined in Section 4.8(a).

“Indemnification Period”: As defined in Section 4.8(b).

“Indemnification Shares”: As defined in Section 4.8(a).

“Independent Expert”: As defined in Section 4.1(d).

“InterMation”: InterMation, Inc., a Washington corporation and subsidiary of Management Company.

“InterMation Spin-Off”: As defined in Section 7.10.

“InterMation Spin-Off Opinion”: As defined in Section 8.2(b).

“Knowledge”: The term “knowledge” or “best knowledge” and any derivatives thereof when applied to any party to this Agreement shall refer to the knowledge which such party or any director, officer of senior manager thereof has or could reasonably be expected to have as a result of the conduct of its business or the performance of his or her duties in the ordinary course, but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

“Litigation Parties”: As defined in Section 10.1.

“Majority Interest”: As defined in Section 4.9.

“Management Company”: Shurgard Incorporated, a Washington corporation.

“Management Company Common Stock”: Common Stock, par value $.01 per share, of Management Company.

“Management Company Disclosure Statement”: The disclosure statement dated the date of this Agreement delivered by Management Company to Shurgard REIT.

“Management Company Equity”: As defined in Section 4.1(d).

“Management Company Financial Statements”: As defined in Section 5.12.

“Management Company Intellectual Property Rights”: All intellectual property rights in the United States of America or abroad, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, tradename applications and registrations, copyrights, copyright applications and registrations, licenses, logos, corporate and partnership names and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by Management Company, pertaining to any product, software, system or service manufactured, marketed, licensed, sublicensed, used or sold by Management Company in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

“Management Company Material Adverse Effect”: As defined in Section 5.1.

“Management Company Option Plan”: As defined in Section 4.1(c).

“Management Company Proxy Materials”: As defined in Section 7.4.

“Management Company Shareholders Meeting”: As defined in Section 7.3(a).

“Market Value”: For purposes of this Agreement, the per-share value of Shurgard REIT Common Shares, which shall be the average of its daily closing price on the Exchange for each of the thirty (30) trading days on which shares of Shurgard REIT Common Shares were traded immediately preceding (i) the Closing Date, for purposes of the adjustment, if any, to the Share Consideration (as set forth in Section 4.1(d) hereof), and the payment of cash, if any, in lieu of issuance of fractional Shurgard REIT Common Shares (as set forth in Section 4.3 hereof), (ii) the last business day of the relevant fiscal quarter, for purposes of the calculation of the Contingent Shares (as set forth in Section 4.7(a) hereof), (iii) the Contingent Share Closing Date, for purposes of the final calculation of Contingent Shares (as set forth in Section 4.7(b) hereof), or (iv) the Closing Date for purposes of calculating the amount of Adjustment Indemnification Shares or Indemnification Shares, if any, to be withheld (as set forth in Section 4.8 hereof).

“Material	Agreements”: As defined in Section 515.

“Merged Plan”: As defined in Section 7.17.

“Merger”: The merger of Management Company with and into Shurgard REIT as contemplated by Section 2.1.

“Minimum Working Capital”: As defined in Section 7.22.

“NASD”: The National Association of Securities Dealers, Inc.

“Nomura”: Nomura Securities International, Inc.

“October 31 Statement”: As defined in Section 4.1(d).

“Option”: As defined in Section 4.1(c).

“Over-Statement”: As defined in Section 4.1(d).

“Partnerships”: As defined in Section 5.2.

“Partnership Facilities”: As defined in Section 4.7(a).

“Permitted Liens”: As defined in Section 5.16.

“Person”: Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Profits”: As defined in Section 4.7(b).

“Project Partnerships”: As defined in Section 4.7(a).

“Proxy Statement/Prospectus”: As defined in Section 7.4.

“Qualified Appraiser”: As defined in Section 4.7(d).

“RCW”: The Revised Code of Washington.

“Reduction”: As defined in Section 4.1(d).

“Representatives”: As defined in Section 4.9(a).

“Riddell”: Riddell, Williams, Bullitt & Walkinshaw.

“Rights Agreement”: The Rights Agreement dated as of March 17, 1994 between Shurgard REIT and Gemisys Corporation, as Rights Agent.

“Rule 145 Affiliates”: As defined in Section 7.8(a).

“S-4 Registration Statement”: As defined in Section 7.4.

“SEC”: The Securities and Exchange Commission.

“Securities Act”: The Securities Act of 1933, as amended.

“Share Consideration”: As defined in Section 4.1(a).

“Shareholders Voting Agreement”: As defined in Section 7.3(a).

“Shares”: Collectively, the shares of Management Company Common Stock.

“Shurgard Realty Advisors”: Shurgard Realty Advisors, Inc., a Washington corporation and wholly-owned subsidiary of Management Company.

“Shurgard REIT”: Shurgard Storage Centers, Inc., a Delaware corporation.

“Shurgard REIT Common Shares”: Shares of Class A common stock, $0.001 par value per share, of Shurgard REIT (including any associated purchase rights pursuant to the Rights Agreement).

“Shurgard REIT Disclosure Statement”: The disclosure statement dated the date of this Agreement delivered by Shurgard REIT to Management Company.

“Shurgard REIT Financial Statements”: The financial statements included in the Shurgard REIT SEC Reports.

“Shurgard REIT Material Adverse Effect”: As defined in Section 6.1.

“Shurgard REIT SEC Reports”: As defined in Section 6.8.

“Shurgard REIT Stockholders Meeting”: As defined in Section 7.3(b).

“Special Committee”: The Special Committee of independent members of the Board of Directors of Shurgard REIT, appointed specifically for the purpose of negotiating the terms of any proposed merger with Management Company and any alternatives to such transaction and to make recommendations to the Shurgard REIT Board of Directors and stockholders with respect to same.

“SRA Letter”: As defined in Section 7.11.

“Subsidiary”: As to any Person, any other Person of which at least 10% of the equity or voting interests are owned, directly or indirectly, by such first Person. Notwithstanding the foregoing, the term “Subsidiary” shall not include InterMation, Shurgard Realty Advisors, Benelux, Benelux SCS or any Partnership.

“Surviving Corporation”: The surviving corporation in the Merger.

“Tax” or “Taxes”: Any federal, state, local or foreign income, excise, sales, capital stock, license, franchise, property, use, gross receipts, payroll, employment, windfall profits, environmental, holding, social security, unemployment, estimated, or other tax of any kind whatsoever, including any interest penalty in addition thereto, whether disputed or not.

“Tax Return”: Any return, declaration of estimated tax, tax report, customs declaration, claim for refund or information return relating to Taxes, including any amendment thereto.

“Under-Statement”: As defined in Section 4.1(d).

“Upper Limit”: As defined in Section 4.1(d).

“WBCA”: The Washington Business Corporation Act.

“1983 Agreements”: The Redemption Agreement, 1983 Shareholder Agreement and Business Agreement entered into by and between the Management Company, Barbo, Daniels and Buerk as of July 1, 1983.

ARTICLE 2

THE MERGER; EFFECTIVE TIME; CLOSING

2.1 The Merger

Subject to the terms and conditions of this Agreement, at the Effective Time, Management Company shall be merged with and into Shurgard REIT in accordance with the provisions of the DGCL and the WBCA and with the effect provided in Section 259 of the DGCL and RCW 23B.11.060. The separate corporate existence of Management Company shall thereupon cease and Shurgard REIT shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

2.2 Closing

Subject to Article 9 hereof and the fulfillment or waiver of the conditions set forth in Article 8, the Closing shall take place at (i) the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington on March 3, 1995, or (ii) such other place and/or time and/or on such other date as Shurgard REIT and Management Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 8.

2.3 Effective Time

The Merger shall become effective on the date and at the time (the “Effective Time”) that the Certificate of Merger and Articles of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington, respectively (or such later date and time as may be specified in the Certificate of Merger and Articles of Merger), which shall occur on the Closing Date or as soon as practicable thereafter.

ARTICLE 3

TERMS OF MERGER

3.1 Certificate of Incorporation

The Certificate of Incorporation of Shurgard REIT as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

3.2 By-laws

The By-laws of Shurgard REIT in effect at the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

3.3 Directors

As a result of the Merger, from and after the Effective Time, the directors of the Surviving Corporation shall be the directors of Shurgard REIT immediately prior to the Effective Time and Charles K. Barbo (“Barbo”), each to serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

3.4 Officers

As a result of the Merger, from and after the Effective Time, the officers of the Surviving Corporation shall be the officers of Shurgard REIT immediately prior to the Effective Time, except that Barbo shall serve as Chairman of the Board, President and Chief Executive Officer, Harrell L. Beck shall serve as Senior Vice-President, Chief Financial Officer and Treasurer, and Kristin H. Stred shall serve as Senior Vice-President, Secretary and General Counsel, each to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws.

ARTICLE 4

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF

SHARES; ADJUSTMENTS

4.1 Share Consideration; Conversion or Cancellation of Shares

Subject to the provisions of this Article 4, at the Effective Time, by virtue of the Merger and without any action by holders thereof, the Shares shall be converted as follows:

(a) All of the Shares issued and outstanding immediately prior to the Effective Time (other than Shares as to which dissenters’ rights have been duly exercised and are not subsequently withdrawn) shall be converted into:

(i) an aggregate of 1,400,000 Shurgard REIT Common Shares, reduced pro rata in the proportion that the number of Shares as to which dissenters’ rights have been duly exercised and not subsequently withdrawn bears to the number of Shares issued and outstanding immediately prior to the Effective Time, and adjusted in accordance with Section 4.1(d) (the “Share Consideration”), and

(ii) the right to receive Contingent Shares pro rata in the proportion set forth in, and to be distributed in accordance with the terms of, Section 4.7. The right to receive Contingent Shares shall be nonassignable except by operation of law or by will.

The Share Consideration shall, subject to Section 4.8, be distributed pro rata to the Management Company shareholders in the proportion that the number of Shares issued and outstanding in the name of a Management Company shareholder immediately prior to the Effective Time bears to the total number of Shares issued and outstanding immediately prior to the Effective Time. If, prior to the Effective Time, Shurgard REIT should split or combine the Shurgard REIT Common Shares, or pay a stock dividend or other stock distribution in Shurgard REIT Common Shares, or otherwise change the Shurgard REIT Common Shares into, or exchange Shurgard REIT Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Shurgard REIT as a result of which the Shurgard REIT stockholders receive cash, stock or other property in exchange for, or in connection with, their Shurgard REIT Common Shares (a “Business Combination”)), or make any other dividend or distribution on the Shurgard REIT Common Shares, then the Share Consideration will be appropriately adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

(b) All Shares to be converted into Shurgard REIT Common Shares pursuant to this Section 4.1 shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares (the “Certificates”) shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such Certificate in accordance with Section 4.2, the Shurgard REIT Common Shares specified above, the right to Contingent Shares (and cash in lieu of fractional Contingent Shares) as contemplated by Section 4.7, and cash in lieu of fractional Shurgard REIT Common Shares as contemplated by Section 4.3 (in each case subject to the provisions of Section 4.8).

(c) The Management Company shall take all requisite action so that, by their terms, all options (individually an “Option” and collectively, the “Options”) to purchase Shares outstanding at the Effective Time which were issued pursuant to Management Company’s Amended and Restated Stock Option Plan (the “Management Company Option Plan”) shall terminate.

(d) The Share Consideration shall be calculated and subject to adjustment as follows:

(i) First, in the event that, as of the Closing Date, the product obtained by multiplying the Share Consideration by the then Market Value shall equal or exceed $31,165,000 (such dollar number, the “Upper Limit”), the Share Consideration shall be adjusted and reduced to that number of Shurgard REIT Common Shares obtained by dividing the Upper Limit by the Market Value as of the Closing Date.

(ii) Following any adjustment to the Share Consideration as set forth in subsection (d)(i) above, the Share Consideration shall be subject to further adjustment, as follows:

(A) Within five (5) days prior to the Closing Date, Management Company will deliver to Shurgard REIT a statement of assets and liabilities of the Management Company (the “Closing Statement”) dated as of the Closing Date or a date within five (5) days prior to the Closing Date (the “Closing Statement Date”), prepared in a manner consistent with the accounting methodology described in Section 5.12(b) and the accounting methodology described in the statement of assets and liabilities of the Management Company dated October 31, 1994 (the “October 31 Statement”), attached hereto as Exhibit A.

(B) In the event that there has been a reduction in Management Company Equity as set forth in the Closing Statement when compared to Management Company Equity as set forth in the October 31 Statement (a “Reduction”), the Share Consideration shall be reduced by the quotient obtained by dividing such Reduction by the Market Value as of the Closing Date. In the event there has been an increase in Management Company Equity as set forth in the Closing Statement when compared to the October 31 Statement (an “Increase”), subject to the following sentence, the Share Consideration shall be increased by the quotient obtained by dividing such Increase by the Market Value as of the Closing Date. Notwithstanding the foregoing (1) any adjustment to the Share Consideration resulting from an Increase shall be limited in amount to $1,500,000 and (2) in calculating the amount of any Increase, solely for purposes of this sentence, any Shurgard REIT Common Shares held by Management Company as of the Closing Date shall not be included in the calculation of the $1,500,000 limitation.

(C) Within thirty (30) days following the Closing Date, the former directors and officers of Management Company shall cause Deloitte & Touche, LLP to audit (at Shurgard REIT’s sole expense) such Closing Statement (the “Audit”) and deliver the revised and audited Closing Statement (the “Final Statement”) to the Representatives (as defined below) and Shurgard REIT. The Final Statement shall be prepared in prepared in a manner consistent with the methodology described in Section 5.12(b) and the accounting methodology described in the October 31 Statement.

(D) In the event that the Final Statement reflects Management Company Equity in an amount less than that reflected on the Closing Statement (an “Over-Statement”), subject to subsection (E) below, the amount of such Over-Statement shall be deemed conclusively to constitute Damages for purposes of Section 4.8 hereof and Shurgard REIT shall be entitled to recover from the Adjustment Indemnification Shares (as defined below) and, to the extent necessary, the Indemnification Shares, that number of Adjustment Indemnification Shares or Indemnification Shares, as the case may be, determined by dividing the Over-Statement by the Market Value as of the Closing Date, in accordance with the provisions of Section 4.8 and the Indemnification Escrow Agreement (as defined below). In the event that the Final Statement reflects Management Company Equity in an amount greater than that reflected on the Closing Statement (an “Under-Statement”), subject to subsection (E) below, Shurgard REIT shall promptly issue such number of additional Shurgard REIT Common Shares to the Management Company shareholders obtained by dividing such Under-Statement by the Market Value as of the Closing Date. Such additional shares shall be distributed pro rata in proportion that the number of Shares formerly held by a Management Company shareholder immediately prior to the Effective Time bears to the total number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares as to which dissenters’ rights have been duly exercised and not subsequently withdrawn).

(E) In the event that either party hereto shall dispute the results of the Audit, such party (in the case of Management Company, acting through the Representatives) may, within ten (10) days following receipt of the Final Statement, engage such firm of certified public accountants (the “Independent Expert”) as selected by Deloitte & Touche, LLP. The costs and expenses of such Independent Expert shall be borne by Shurgard REIT. The Independent Expert shall perform an audit of the Closing Statement (independent of the Audit) and shall deliver its audited Closing Statement to Shurgard REIT and the Representatives no later than thirty (30) days following appointment. The decision of the Independent Expert shall be final and binding upon the parties.

(F) For purposes of this Agreement and this Section 4.1(d), “Management Company Equity” shall mean the consolidated stockholders equity of Management Company and its consolidated subsidiaries as of the close of business on the relevant statement date prepared in a manner consistent with the methodology described in Section 5.12(b) and the accounting methodology described in the October 31 Statement.

4.2 Payment for Shares in the Merger

Shurgard REIT shall deliver to each holder of record of a Certificate or Certificates (a) a form of letter of transmittal (which shall provide acknowledgement that (i) the Representatives are authorized to act on behalf of the Management Company shareholders with respect to the Agreement, the Indemnification Escrow Agreement and the Contingent Shares Agreement (as defined below) as set forth in Section 4.9 hereof, (ii) such shareholder agrees to be bound by the personal indemnification under Section 4.8(b) and (iii) delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Shurgard REIT at the Closing) and (b) instructions for use in effecting the surrender of the Certificates for payment therefor. Except as provided in Section 4.8 below, at or after the Effective Time, upon surrender of Certificates for cancellation to Shurgard REIT, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall receive for each of the Shares represented by such Certificates (i) his, her or its pro rata portion of the Share Consideration, (ii) the right to receive Contingent Shares and cash in lieu of fractional Contingent Shares as contemplated by Section 4.7, and (iii) cash in lieu of fractional Shurgard REIT Common Shares as contemplated by Section 4.3, and the Certificates so surrendered shall forthwith be canceled. Until surrendered, each outstanding Certificate shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of shares of Shurgard REIT Common Shares into which such Shares have been converted pursuant to Section 4.1 hereof and the other rights contemplated in the preceding sentence. Unless and until such outstanding Certificates are so surrendered, the holders thereof shall not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Shurgard REIT Common Shares. Upon the surrender of any such Certificate, however, there shall be paid to the record holder thereof the aggregate amount of dividends and distributions, if any, which theretofore became payable in respect of the Shurgard REIT Common Shares into which the Shares represented by such Certificate have been converted, and such surrendered Certificate shall be duly cancelled. No interest shall be payable on or in respect of such deferred dividends or distributions until surrender of such outstanding Certificates.

4.3 Fractional Shares

No fractional Shurgard REIT Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Shurgard REIT Common Share upon surrender of Certificates for exchange pursuant to this Article 4 will be paid an amount in cash (without interest) equal to the Market Value of one Shurgard REIT Common Share as of the Closing Date, multiplied by such fraction.

4.4 Transfer of Shares After the Effective Time

No transfers of Shares shall be made on the stock transfer books of Management Company after the close of business on the day prior to the date of the Effective Time.

4.5 Lost, Stolen or Destroyed Certificates

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate Shurgard REIT Common Shares, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Shurgard REIT Common Shares as provided in Section 4.2, deliverable in respect thereof pursuant to this Agreement.

4.6 Dissenters’ Rights

Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of record of such Shares who have properly exercised dissenters’ rights with respect thereto in accordance with RCW 23B.13.010 et seq. shall not be converted into or be exchangeable for the right to receive the consideration paid in the Merger, and holders of such Shares shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of the WBCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to receive fair value under the WBCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, such Shares shall thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive consideration paid in the Merger to which the holder of such Shares is entitled (including that portion of the Share Consideration and right to receive Contingent Shares as determined pursuant to Section 4.1(a) hereof), without any interest thereon. Management Company shall give Shurgard REIT prompt notice of any demands received by Management Company for the receipt of fair value for Shares and, prior to the Effective Time, Shurgard REIT shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Management Company shall not, except with the prior written consent of Shurgard REIT, make any payment with respect to, or settle or offer to settle, any such demands.

4.7 Additional Consideration

(a) As set forth in Section 4.1(a)(ii), in addition to the Share Consideration, the Management Company shareholders will receive additional consideration in the form of contingent shares (“Contingent Shares”) to be issued by the Shurgard REIT based on the Profits (as calculated below), if any, received by the Shurgard REIT from its interests in certain limited partnerships set forth in the Management Company Disclosure Statement (the “Contingent Partnerships”). The Contingent Partnerships own either self-storage centers (the “Partnership Facilities”) or direct or indirect interests (through one or more tiers of partnership entities) in several limited and general partnerships as set forth in the Management Company Disclosure Statement (the “Project Partnerships”) that themselves own Partnership Facilities. Contingent Shares shall be issued pursuant to the terms of this Section 4.7 by the Shurgard REIT to the Management Company shareholders based on Profits (as calculated below) realized by Shurgard REIT as a result of any of the following events: (i) the receipt of proceeds by the Shurgard REIT from the sale or other disposition by the Shurgard REIT of all or any part of its interest in the Contingent Partnerships (a “Disposition”); (ii) the receipt by the Shurgard REIT of any distribution from any Contingent Partnership attributable either to the sale, refinancing, liquidation or other disposition by a Contingent Partnership or a Project Partnership of one or more of its Partnership Facilities or to the sale by a Contingent Partnership (or by any Project Partnership that is itself an owner of an interest in a

Project Partnership) of all or any part of its interest in a Project Partnership (a “Distribution”); or (iii) a deemed liquidating distribution from the Contingent Partnership to the Shurgard REIT as described in Section 4.7(d) (as defined therein a “Deemed Distribution”). The jurisdiction of organization and description of the equity interests held by the Management Company with respect to each Contingent Partnership and Project Partnership is as set forth in the Management Company Disclosure Statement.

(b) Profits (“Profits”) with respect to the Contingent Partnerships shall be calculated as follows:

(i) The Profits pursuant to a Disposition shall consist of the gross proceeds received by Shurgard REIT from such Disposition, net of the carrying value of the respective Contingent Partnership interest on the Final Statement and Shurgard REIT’s reasonable costs and legal and accounting expenses incurred in connection with such Disposition, provided that, in the event of a Disposition to an Affiliate of the Shurgard REIT, the gross proceeds received by Shurgard REIT, for purposes of calculating Profits, will be deemed to be the greater of (x) the portion of the Appraised Amount (as established in accordance with Subsection 4.7(d)) that would have been distributed to the Shurgard REIT had there been a Deemed Distribution as of the date of such Disposition, or (y) the actual gross proceeds received by Shurgard REIT with respect to such Disposition.

(ii) The Profits received upon a Distribution shall be calculated with reference to the amounts actually received by Shurgard REIT with respect to such Distribution, provided that in the event a Partnership Facility, or interest in a Project Partnership is acquired directly by the Shurgard REIT or an Affiliate thereof, the amount received by Shurgard REIT for purposes of calculating Profits will be deemed to be the greater of (x) the portion of the Appraised Amount (as established in accordance with subsection 4.7(d)) that would have been distributed to the Shurgard REIT had there been a Deemed Distribution as of the date of such acquisition; (y) the actual amount received by the Shurgard REIT with respect to such Distribution or (z) the amount of any credit towards the purchase price for the Partnership Facility afforded the Shurgard REIT in exchange for cancellation of its interest in the Contingent Partnership.

(iii) The Profits received upon a Deemed Distribution shall be calculated with reference to the amounts Shurgard REIT would have received pursuant to the terms of the respective Contingent Partnership agreement had such Contingent Partnership and the Project Partnership, if any, in which such Contingent Partnership may hold an interest, liquidated the Partnership Facilities for the Appraised Amount, as described below, less reasonable costs and legal, accounting and appraisal expenses incurred pursuant to and as provided in Section 4.7(d).

(c) The number (if any) of Contingent Shares to be issued by Shurgard REIT pursuant to this Section 4.7 shall be determined for each fiscal quarter ending after the Effective Time through and including the fifth anniversary of the Effective Time (the “Contingent Share Closing Date”), as follows:

(i) The Contingent Amount (as defined below), if any, shall be computed as promptly as practicable but in no event later than forty-five (45) days after the end of each fiscal quarter;

(ii) The number of Contingent Shares, if any, to be issued for each fiscal quarter shall be determined by dividing the Contingent Amount by the Market Value as of the last business day of such fiscal quarter.

(iii) The number of Contingent Shares so determined shall be issued pro rata to the holders of rights to Contingent Shares in the proportion that the number of Shares issued and outstanding in the name of a Management Company shareholder immediately prior to the Effective Time bears to the total number of Shares issued and outstanding immediately prior to the Effective Time.

(iv) No fractional Contingent Shares shall be issued. In lieu of any such fractional securities, each holder of rights to Contingent Shares who would otherwise have been entitled to a fraction of a Contingent Share will be paid an amount in cash (without interest) equal to the Market Value (as calculated above), multiplied by such fraction.

(v) The Contingent Shares shall be issued by Shurgard REIT to the holders of the right to receive Contingent Shares as promptly as practicable but in no event later than forty-five (45) days after (1) the close of each of Shurgard REIT’s fiscal quarters during the Contingent Share Period (as defined in Section 4.7(d) below), (2) the final resolution of a disputed Profit (which dispute shall be settled by the procedures set forth in the Contingent Shares Agreement (as defined below), or, (3) in the event of a Distribution or Deemed Distribution to the Shurgard REIT or an Affiliate thereof, the determination of the Appraised Amount, whichever is later.

(vi) All distributions or other payments, to the extent such distributions or other payments do not constitute a Distribution, and all voting rights and other indicia of beneficial ownership with respect to the Contingent Partnerships shall inure to the benefit of Shurgard REIT. Dividends or other distributions and all voting rights and other indicia of beneficial ownership with respect to Contingent Shares shall inure to the benefit of the former Management Company shareholders only when and from the time that such Contingent Shares are issued or are required to be issued, if ever, in accordance with the provisions of this Section 4.7.

(d) The period during which Contingent Shares may be earned shall begin at the Effective Time and shall continue through the Contingent Share Closing Date (the “Contingent Share Period”). To the extent that (1) a Change in Control of the Shurgard REIT shall occur at any time during the Contingent Share Period, or (2) the Shurgard REIT shall continue to hold, at the Contingent Share Closing Date, any residual interest in any of the Contingent Partnerships, the Project Partnerships, in which such Contingent Partnerships continue to hold interests, and any Contingent Partnership owning Partnership Facilities shall be deemed to have sold all of their Partnership Facilities for the Appraised Amount (as defined below) and to have distributed the Appraised Amount in liquidation of the Project Partnerships or the Contingent Partnerships, as the case may be, pursuant to the terms of their respective partnership agreement. Any portion of the Appraised Amounts deemed to have been received by the Contingent Partnerships shall be deemed to have been distributed (the “Deemed Distribution”) to the Shurgard REIT pursuant to the terms of the Contingent Partnership’s partnership agreement.

(i) Pursuant to this Section 4.7(d), the parties hereto agree to submit for appraisal the valuation of the Partnership Facilities (the “Appraised Amount”) by an independent appraiser with self-storage industry valuation experience (a “Qualified Appraiser”) and mutually acceptable to and appointed by Shurgard REIT and the Representatives within thirty (30) days after the Change in Control Date or the Contingent Share Closing Date, as the case may be.

(ii) If Shurgard REIT and the Representatives cannot agree on a Qualified Appraiser within such period, the Appraised Amount shall be determined jointly by a Qualified Appraiser appointed by Shurgard REIT and a Qualified Appraiser appointed by the Representatives, each to be appointed within such thirty (30) day period. Such Qualified Appraisers shall complete their respective valuations within forty-five (45) days of their appointment. If the higher of the values determined by either of the initial Qualified Appraisers is not in excess of 115% of the value determined by the other Qualified Appraiser, the initial Qualified Appraisers shall be deemed to have agreed upon a value equal to the average of the two determinations. If the higher of the values determined by either of the initial Qualified Appraisers exceeds 115% of the value determined by the other Qualified Appraiser, such Qualified Appraisers shall (within 60 days after their appointment) select a third Qualified Appraiser who shall determine (within 45 days after his or her appointment) the Appraised Amount for the purposes hereof by arriving at a valuation either equal to that determined by one of the initial two Qualified Appraisers or intermediate between such two initial valuations. If the two initial Qualified Appraisers are unable to agree upon a third appraiser, he or she shall be selected by the presiding judge of the Superior Court for King County, Washington.

(iii) Shurgard REIT shall bear the cost and expense of any appraisals, provided, however, that Shurgard REIT shall be entitled to include the cost of any Qualified Appraiser appointed by the Representatives, and one-half the cost of the initial and third Qualified Appraiser (if any), as an expense for purposes of calculating Profits pursuant to 4.7(b)(iii).

(iv) The Appraised Amount, as determined by the Qualified Appraiser(s) pursuant to this Section 4.7, shall be final and binding on all the parties.

(v) The number of Contingent Shares to be issued as a result of any such valuation shall be determined by dividing the amount of the Contingent Amount computed thereby by the Market Value as of the Contingent Share Closing Date or Change in Control Date, as the case may be, and such Contingent Shares (and cash in lieu of fractional shares) shall be issued to the holders of the right to receive Contingent Shares as set forth in subsections (c) (iii) and (c) (iv) above as promptly as practicable but in no event later than twenty (20) days after the close of business on the day such Appraised Amount is determined.

(e) For purposes of this Agreement and this Section 4.7, the “Contingent Amount” shall be equal to the product obtained by multiplying the dollar amount of Profits by .95.

(f) The number of Contingent Shares to be issued to the Management Company shareholders hereunder shall be reduced by that number of Contingent Shares having an aggregate Market Value equal to the reasonable expenses incurred by the Representatives in carrying out their obligations hereunder. Such Contingent Shares shall be issued to the Representatives as reimbursement for such expenses.

(g) The foregoing shall be reflected in an agreement (the “Contingent Shares Agreement”), substantially in the form attached hereto as Exhibit B, to be entered into by Shurgard REIT and the Representatives on or prior to the Closing Date.

(h) The Management Company shareholders shall, by virtue of their collective approval of this Agreement, be deemed to have agreed to, and be bound by, the terms of the Contingent Shares Agreement.

4.8 Indemnification Shares; Claims Against the Escrow

(a) At the Closing, ten percent (10%) of the shares received as part of the Share Consideration (net of any Shurgard REIT Common Shares held by Management Company as of the Closing Date (the “Indemnification Shares”), shall be deposited in escrow with Seattle First National Bank, as escrow agent, or such other party as may be agreed upon by the parties prior to Closing (the “Indemnification Escrow Agent”), to be held and administered in accordance with the terms and conditions of an Indemnification Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Indemnification Escrow Agreement”). The Indemnification Shares shall be deducted pro rata from that portion of the Share Consideration, as adjusted, otherwise issuable to each of the Management Company shareholders. Fractional Shurgard REIT Common Shares shall not be deposited in escrow. In lieu thereof, each Management Company shareholder shall round up such fractional share to the nearest whole number and deposit in escrow an additional Shurgard REIT Common Share. The Indemnification Shares shall be registered in the name of the respective Management Company shareholders and shall be accompanied by stock powers endorsed in blank.

Shurgard REIT shall be entitled to recover from the Indemnification Shares the full dollar amount of any Damages that may be suffered by Shurgard REIT by reason of (i) any breach of representation or warranty made by Management Company in Article 5, (ii) any breach by Management Company of any covenant or agreement on its part contained in this Agreement, (iii) any liability for Taxes assessed against Shurgard REIT (including penalties and interest) as successor to Management Company (irrespective of which party is primarily or solely liable under the laws of the applicable taxing authority) resulting from a determination by an applicable taxing authority that the InterMation Spin-Off does not qualify under Section 355(a)(1) of the Code; (iv) any Over-Statement in the amount of Management Company Equity reflected in the Final Statement as compared with the Closing Statement (including any overstatement of any Tax refund due Management Company as a result of its short taxable year ending as of the Effective Time (the “Refund”)), subject to Section 4.1(d)(ii)(E); or (v) any liability or out-of-pocket expenses suffered by Shurgard REIT in its capacity as general partner of any of the Partnerships to the extent such liability or expense arises out of facts or circumstances (other than the legal status as a general partner) in existence prior to the Closing Date (provided, however, that such liabilities or expenses shall be calculated net of distributions received by Shurgard REIT from such Partnership which are not included in the calculation of Profits under Section 4.7). No claims for indemnification hereunder shall be made by Shurgard REIT until Damages (arising from a single claim or in the aggregate from multiple claims) equal or exceed $50,000, in which case the full dollar amount of any Damages shall be recoverable. Notwithstanding the foregoing, Shurgard REIT shall not be entitled to indemnification or to seek Damages for any (x) liability with respect to which Shurgard REIT would have been obligated to indemnify Shurgard, if such liability had arisen prior to the Effective Time, or (y) Tax liabilities resulting from or arising in connection with the transactions effected by this Agreement (except as specifically set forth in subsection (a)(iii) hereof).

(b) For purposes of this Section 4.8, the “Indemnification Period” shall begin as of the Closing Date and shall continue through the third anniversary thereof. The period during which claims may be made from the Indemnification Shares for Damages shall begin as of the Closing Date and shall continue through the second anniversary of the Closing Date except with respect to (i) any tax liability assessed against Shurgard REIT (including penalties and interest) as successor to Management Company if the InterMation Spin Off does not qualify under Section 355 of the Code, (ii) any breach of representation or warranty made by Management Company in Sections 5.8 or 5.10, or (iii) any breach of covenant made by Management Company in Section 7.10 or 7.17, which shall continue for the full term of the Indemnification Period. Nevertheless, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to this Section 4.8 shall survive the time at which it would otherwise terminate if written notice of the inaccuracy or breach thereof specifying the Damages (including the amount thereof) giving rise to such right to indemnity shall have been delivered to the Representatives prior to such time.

At the termination of the Indemnification Period, Indemnification Shares not required to reimburse Shurgard REIT for any Damages which constitute an indemnifiable claim, or which are not pending determination as an indemnification claim, shall be returned by the Indemnification Escrow Agent to the Management Company shareholders, pro rata in the same proportion as originally deducted from the portion of the Share Consideration otherwise issuable to each Management Company shareholder. Notwithstanding the foregoing, Shurgard REIT shall be entitled to continuing indemnification from the Management Company shareholders, personally and severally (not jointly), pro rata in the same proportion as Indemnification Shares originally were deducted from the portion of the Share Consideration otherwise issuable to each Management Company shareholder, with respect to the matters set forth in subsections (a)(iii) above, which indemnification obligation shall continue until the expiration of the applicable statutory period of limitations. Such continuing right to indemnification beyond the Indemnification Period shall be limited to the recovery of Damages, in the aggregate, in an amount equal to the product obtained by multiplying the number of Indemnification Shares returned to the Management Company shareholders by the Market Value of the Shurgard REIT Common Shares as of the Closing Date.

(c) At the Closing, an additional five percent (5%) of the shares received as part of the Share Consideration (net of any Shurgard REIT Common Shares held by Management Company as of the Closing Date (the “Adjustment Indemnification Shares”) shall be deposited with the Indemnification Escrow Agent to be held and administered in accordance with the terms and conditions of the Indemnification Escrow Agreement.

The Adjustment Indemnification Shares shall be deducted pro rata from that portion of the Share Consideration, as adjusted, otherwise issuable to each of the Management Company shareholders. Fractional Shurgard REIT Common Shares shall not be deposited in escrow. In lieu thereof, each Management Company shareholder shall round up such fractional share to the nearest whole number and deposit in escrow an additional Shurgard REIT Common Share. The Adjustment Indemnification Shares shall be registered in the name of the respective Management Company shareholders and shall be accompanied by stock powers endorsed in blank. Shurgard REIT’s only rights with respect to the Adjustment Indemnification Shares shall be to recover from the Adjustment Indemnification Shares (i) the full dollar amount of any Over-Statement in the amount of Management Company Equity reflected in the Final Statement as compared with the Closing Statement, subject to Section 4.1(d)(ii)(E), and (ii) the difference between the dollar amount of any Refund claimed as set forth in the Closing Statement and the actual amount received by the Shurgard REIT. Any amount defined in subsection (c)(i) and (ii) hereof over and above the value of the Adjustment Indemnification Shares (as calculated above) shall be deemed conclusively to constitute Damages for purposes of subsection (a) hereof and Shurgard REIT shall be entitled to recover from the Indemnification Shares the full dollar amount calculated by subtracting from the dollar value of such Damages the value of the Adjustment Indemnification Shares, as calculated in subsection (a) hereof. The indemnification period with respect to the Adjustment Indemnification Shares shall begin as of the Closing Date and shall continue for a period lasting ten (10) days following the later of (i) delivery to the Representatives and Shurgard REIT of the Final Statement or, if an Independent Expert is appointed, upon delivery to the Representatives and Shurgard REIT of its report and (ii) the date on which the Refund is received by the Shurgard REIT or the date on which the Shurgard REIT receives notice that the Refund will not be paid (the “Adjustment Indemnification Period”). At the termination of the Adjustment Indemnification Period, Adjustment Indemnification Shares (x) not required to reimburse Shurgard REIT for any Over-Statement; (y) not required to reimburse Shurgard REIT for any difference between the Refund actually received and the amount of the Refund as set forth on the Final Statement; and (z) which are not pending determination as an indemnification claim shall be returned by the Indemnification Escrow Agent to the Management Company shareholders, pro rata in the same proportion as originally deducted from the portion of the Share Consideration otherwise issuable to each Management Company shareholder.

(d) Notwithstanding the escrow of the Adjustment Indemnification Shares and Indemnification Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by Shurgard REIT to the Management Company shareholders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by the Management Company shareholders. Any securities received by the Indemnification Escrow Agent in respect of any Adjustment Indemnification Shares or Indemnification Shares held in escrow as a result of stock split or combination of Shurgard REIT Common Shares, payment of a stock dividend or other stock distribution in or on Shurgard REIT Common Shares, or change of Shurgard REIT Common Shares into any other securities pursuant to or as part of a Business Combination or otherwise, shall be held by the Indemnification Escrow Agent as, and shall be included within the definition of, Adjustment Indemnification Shares or Indemnification Shares, as the case may be. Indemnification procedures shall be as stipulated in the Indemnification Escrow Agreement.

(e) For purposes of this Section 4.8, the satisfaction of any Damages owed hereunder shall be made by delivery by the Indemnification Escrow Agent to Shurgard REIT of that number of Indemnification Shares calculated by dividing the dollar amount of any Damages by the Market Value as of the Closing Date. Any Adjustment Indemnification Shares or Indemnification Shares, as the case may be, returned to Shurgard REIT hereunder shall be treated, to the extent permitted by law, by the Management Company shareholders and Shurgard REIT as a purchase price adjustment. The number of Indemnification Shares to be released to the Management Company shareholders at the termination of the Indemnification Period shall be reduced by the number of Indemnification Shares having an aggregate Market Value equal to the reasonable expenses incurred by the Representatives in carrying out their obligations hereunder. Such Indemnification Shares shall be released to the Representatives as reimbursement for such expenses.

(f) The Management Company shareholders shall, by virtue of their collective approval of this Agreement, be deemed to have agreed to, and be bound by, the terms of the Indemnification Escrow Agreement.

4.9 Appointment of Shareholders’ Representatives

(a) (i) The Management Company shareholders hereby appoint and authorize Barbo, Donald B. Daniels (“Daniels”) and Arthur W. Buerk (“Buerk”) (the “Representatives”) as their agents to deal with Shurgard REIT on behalf of the Management Company shareholders regarding all matters arising under this Agreement, the Contingent Shares Agreement and the Indemnification Escrow Agreement.

(ii) Unless and until Shurgard REIT and the Indemnification Escrow Agent shall have received a written revocation of such appointment signed by Management Company shareholders who received a majority of the Share Consideration in the Merger (a “Majority Interest”), together with a written appointment of successor Representatives for the Management Company shareholders, Shurgard REIT and the Indemnification Escrow Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representatives to act on behalf of the Management Company shareholders.

(iii) If any of the Representatives or any successor shall die, refuse or become unable to act, resign or otherwise terminate his or her status as one of the Representatives, a replacement shall promptly be appointed by a writing signed by Management Company shareholders holding a Majority Interest, and Shurgard REIT and the Indemnification Escrow Agent shall be notified of such appointment forthwith. If a replacement shall not be appointed within thirty (30) days of a Representative’s termination of his or her status as a Representative, Shurgard REIT and the Indemnification Escrow Agent shall be authorized to act upon written instructions received from the remaining Representatives until such time as a replacement shall be appointed.

(b) (i) By virtue of their collective approval of this Agreement, each of the Management Company shareholders shall be deemed to agree that the Representatives, acting by majority vote, (1) have full power and authority to take such action on behalf of the Management Company shareholders with respect to the Contingent Shares, the Adjustment Indemnification Shares and the Indemnification Shares as the Representatives in their sole discretion may determine and (2) shall represent the Management Company shareholders for all purposes of this Agreement, including the receipt of notices and the exercise of any rights with respect to Shurgard REIT’s obligations under this Agreement, the Contingent Shares Agreement and the Indemnification Escrow Agreement and the modification or amendment of the terms of such agreements and the waiver of conditions, and resolution of disputes or uncertainties arising thereunder. The Management Company shareholders, by virtue of their collective approval of this Agreement, also shall be deemed to agree that such Management Company shareholder shall be bound by all decisions of the Representatives pursuant to the authority granted hereunder, and that, except as set forth in subsection (a) hereof, such authority may not be revoked during the term of this Agreement.

(ii) The Representatives, acting by majority vote, shall have sole discretion with respect to the administration of the distribution of the Contingent Shares, Indemnification Shares and Adjustment Indemnification Shares and shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the Representatives reasonably believe to be in the best interests of the Shurgard shareholders.

(iii) None of the Representatives nor any of their respective employees, employers, partners, or agents, or any corporation of which he or she is an officer, director, or agent (collectively, “Associates”) shall be liable for any action taken or not taken in connection herewith in his or her capacity as Representative (whether or not pursuant to this Agreement) in the absence of his or her own gross negligence, bad faith or willful misconduct.

(iv) None of the Representatives nor any of his or her respective Associates shall be responsible for or have any duty to ascertain, inquire into, or verify, in his or her capacity as Representative (1) any statement, warranty, or representation made in connection with this Agreement (2) the performance or observance of any of the covenants or agreements pursuant to this Agreement or (3) the validity, effectiveness, or genuineness of this Agreement or any other instrument or writing furnished in connection with this Agreement. None of the Representatives nor any of his or her Associates shall incur any liability by reason of such Representative having acted pursuant to this Agreement in reliance upon any oral or written request, notice, consent, certificate, statement, or other writing (which may be a facsimile transmission, telex, or similar writing) reasonably believed by such Representative to be genuine or signed by the proper party or parties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT COMPANY

Except as set forth on the Management Company Disclosure Statement, Management Company hereby represents and warrants to Shurgard REIT that as of the date hereof:

5.1 Organization, Etc. of Management Company

Management Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and proposed by Management Company to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Management Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Management Company (taking into account any tax, insurance or indemnification benefits received or to be received) (a “Management Company Material Adverse Effect”).

Management Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Management Company Material Adverse Effect. Management Company’s Articles of Incorporation and Bylaws are listed in the Management Company Disclosure Statement, and true and correct copies of such documents have been made available to Shurgard REIT.

5.2 Partnerships; Subsidiaries

The Management Company Disclosure Statement sets forth a true and complete list, including the name and jurisdiction of organization, of each general partnership and limited partnership of which Management Company is, directly or indirectly, a partner (a “Partnership”) and the nature and extent of its equity interest therein. The Partnership agreements are listed in the Management Company Disclosure Statement and true and correct copies have been made available to Shurgard REIT. Management Company owns the percentages of each class of equity interest of each Partnership as set forth in its respective Partnership agreement, free and clear of all liens, security interests, charges and encumbrances. With respect to such Partnerships, Management Company’s rights and interests as a partner as identified in the respective Partnership agreements are unimpaired and in full force and effect. Management Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Subsidiary.

5.3 Agreement

This Agreement and the consummation of the transactions contemplated hereby have been approved by the Board of Directors of Management Company and have been duly authorized by all other necessary corporate action on the part of Management Company (except for the approval of Management Company’s shareholders contemplated by Section 7.3(a)). This Agreement has been duly executed and delivered by a duly authorized officer of Management Company and, subject to Management Company shareholder approval, constitutes a valid and binding agreement of Management Company, enforceable against Management Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles. Management Company has delivered to Shurgard REIT true and correct copies of resolutions adopted by the Board of Directors of Management Company approving this Agreement and the transactions contemplated hereby.

5.4 Capital Stock

The authorized capital stock of Management Company consists of ten million (10,000,000) Shares, of which 4,203,854 shares are outstanding as of the date hereof. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Management Company is entitled to preemptive or cumulative voting rights. There are outstanding on the date hereof no options, warrants, calls, rights, commitments or any other agreements of any character to which Management Company is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of capital stock, except Options (vested or unvested) representing in the aggregate the right to purchase up to 295,300 Shares pursuant to the Management Company Option Plan. The following summary of all such Options outstanding as of the date hereof is set forth on the Shurgard Disclosure Statement: date of issuance, vesting schedule, exercise price, expiration date and number of Shares issuable upon exercise. No Person has any right to require Management Company to repurchase or otherwise acquire any of such Person’s outstanding securities.

5.5 Litigation

There are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Management Company, threatened against Management Company (or any Employee Plan or Benefit Arrangement), or any property (including intellectual property) of Management Company, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a Management Company Material Adverse Effect or (b) a material adverse effect on the ability of Management Company to perform its obligations under this Agreement.

5.6 Compliance With Other Instruments, Etc.

Management Company is not in violation of any term of (a) its charter, bylaws or other organizational documents, (b) any Material Agreement, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, except, as to subsections (a) through (d) of this Section, where such violation, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Management Company Material Adverse Effect or a material adverse effect on the ability of Management Company to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Management Company will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter or bylaws of Management Company or any Material Agreement, instrument, permit, license, law, ordinance, rule, regulation, order, judgment or decree to which Management Company is a party or to which Shurgard or any of their material assets are subject, or result in the creation of (or impose any obligation on Management Company to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of Management Company pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent or the creation of such encumbrances, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Management Company Material Adverse Effect or a material adverse effect on the ability of Management Company to perform its obligations under this Agreement.

5.7 Compensation and Employee Matters

A true, correct and complete list of all directors, officers and key personnel of Management Company, and the current annual salary, bonuses paid or accrued for the year ending December 31, 1994 and any commitments to pay any further bonuses for each such person is set forth on the Management Company Disclosure Statement. The aggregate accrued vacation pay, if any, of the employees of Management Company is accurately reflected in the Management Company Financial Statements consistent with Management Company’s employee policies as in effect on the date of the Management Company Financial Statements. The Management Company Disclosure Statement also includes a true and accurate statement of the proposed salaries for officers and key personnel for the fiscal year ending December 31, 1995.

5.8 Employee Benefit Plans

(a) The Management Company Disclosure Statement sets forth a true and complete list of all the following: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (each, together with the Management Company Option Plan, an “Employee Plan”), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or contract or agreement for compensation to or for any current or former employees, agents, directors or independent contractors of Management Company (“Employees”) or any beneficiaries or dependents of any Employee, whether or not insured or funded, (A) pursuant to which Management Company has any liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of Management Company (each, a “Benefit Arrangement”). Management Company has made available to Shurgard REIT with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. All material contributions required to be made as of the date hereof to the Employee Plans and Benefit Arrangements have been made or provided for. Neither Management Company nor any Management Company entity under “common control” with Management Company within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Management Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment and Management Company has not ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

(b) Each Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. Neither Management Company nor any of their current or former directors, officers or employees, nor, to the knowledge of Management Company, any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

(c) Management Company does not have an Employee Plan that is subject to Title IV of ERISA and Management Company has not had an ERISA Affiliate at any time since the earlier of its inception and September 2, 1974.

(d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events) constitutes an event under any Employee Plan, Benefit Arrangement or loan to, or individual agreement or contract with, an Employee that may result in any payment (whether severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

(e) All contributions required under applicable law or the terms of any Employee Plan or other agreement relating to an Employee Plan to be paid by Management Company have been completely and timely made to each Employee Plan when due, and Management Company has established adequate reserves on its books to meet liabilities for contributions accrued but that have not been made because they are not yet due and payable.

(f) The Shurgard Incorporated Employee Stock Ownership Plan (“ESOP”) is duly organized and existing under applicable law, is a stock bonus plan qualified under Section 401(a) of the Code and is an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code. The trust under the ESOP is a duly established and existing trust under applicable law. Management Company has duly and validly reserved the right to terminate the ESOP in its entirety at any time.

(g) No amounts paid or payable by Management Company to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

(h) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

5.9 Labor Matters

Management Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Management Company, threatened against Management Company relating to their business. To the knowledge of Management Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Management Company.

5.10 Taxes

Management Company has (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all respects, (ii) paid all Taxes due or claimed to be due by any federal state, local or foreign taxing or customs authority and (iii) properly accrued all such Taxes for such periods subsequent to the periods covered by such returns. There are no liens for Taxes on any property or assets of

Management Company other than liens for current property taxes not yet due. The Tax Returns of Management Company are not being and have not been examined by any taxing authority. Management Company has not executed or filed with the IRS or any taxing authority any agreement extending the limitations period of any Taxes. Management Company is not a party to any pending action or proceeding by any taxing authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it, including claims by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. True, correct and complete copies of all Tax Returns filed by Management Company and all examination reports, statements of deficiencies assessed and communications from any taxing authority relating thereto have been made available to Shurgard REIT.

Management Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Management Company is not the beneficiary of any extension of time within which to file any Tax Return. Management Company (i) has not filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; (iii) is not a party to any Tax allocation or sharing agreement; and (iv) has no liability for Taxes of any Person under Section 1.1592-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise. Management Company has established (and until the Closing shall establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

All federal, state and local Tax Returns required to be filed with respect to the short taxable year of the Management Company as of the Effective Time, will, when filed, be true, correct and complete in all respects.

5.11 Intellectual Property

(a) The Management Company Disclosure Statement sets forth a complete list of the trademarks registered by Management Company and a list of all licenses, sublicenses and agreements to which Management Company is a party regarding Management Company Intellectual Property Rights material to Management Company’s business.

(b) To its knowledge, Management Company has not infringed upon or misappropriated any intellectual property rights of third parties, and Management Company has not received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of Management Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Management Company Intellectual Property Rights except for any such interference, infringement, misappropriation or violation which has not had, and is not likely to have, a Management Company Material Adverse Effect.

(c) Management Company has the right to transfer and assign all of the Management Company Intellectual Property Rights set forth under Section 5.11(a). To the knowledge of the Management Company, none of such Management Company Intellectual Property is subject to any lien, encumbrance or claim of infringement or otherwise, nor requires any consent, approval or waiver to be conveyed to Shurgard REIT by way of the Merger.

5.12 Financial Statements

(a) Management Company has provided to Shurgard REIT true and correct copies of its (i) audited consolidated balance sheets as of December 31, 1991, 1992 and 1993, and related audited statements of income and cash flows for the fiscal years then ended, and (ii) unaudited consolidated balance sheets as of

March 31, June 30, September 30 and October 31, 1994 and related unaudited statements of income and other statements for the fiscal quarters or month then ended (collectively, the “Management Company Financial Statements”). Each of such balance sheets (including the related notes) referred to in subsection (i) hereof presents fairly, in all material respects, the consolidated financial position of Management Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of their operations and their cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted in the auditor’s report. Each of such balance sheets referred to in subsection (ii) hereof presents fairly, in all material respects, the assets, liabilities, and shareholders’ equity of Management Company and its subsidiaries as of the respective dates thereof, and the other related statements included therein present fairly, in all material respects, the results of their operations for the respective periods or as of the respective dates set forth therein, all on a basis consistent with Management Company’s internal monthly financial statements.

(b) The October 31 Statement, the Closing Statement and the Final Statement has been or will be prepared in accordance with generally accepted accounting principles on a going concern basis with the following exceptions: (i) European investment is accounted for on the equity method, (ii) investment in affiliated partnerships are accounted for based on the related 1993 K-1, and (iii) administrative real estate department reimbursements are accounted for on the cash basis. This basis is consistent with the audited and unaudited consolidated financial statements of the Management Company described in (a) and (b) in the preceding paragraph except for the following items: elimination of InterMation, elimination of Shurgard Realty Advisors, elimination of incentive management fees, treatment of administrative real estate reimbursements on a cash basis and elimination of insurance payments related to buy-sell agreements.

As to the Closing Statement, as such will be prepared in advance of the Closing Date, it may include management’s good faith estimates of certain items as to the Closing Date. As to the Closing Statement and the Final Statement, (a) to the extent that Shurgard REIT Common Shares are included, such stock will be valued at Market Value as of the Closing Date and (b) no liability for payments related to dissenting shareholders will be accrued, and no such liability shall constitute Damages, or be the basis for an adjustment of the Share Consideration.

5.13 Absence of Certain Changes or Events

Except as otherwise contemplated or as permitted herein in Section 7.1 or elsewhere, during the period since October 31, 1994 (a) the business of Management Company has been conducted only in the ordinary course, (b) Management Company has not entered into any material transaction other than in the ordinary course, and (c) there has not been any change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of Management Company which, in the aggregate, would have a Management Company Material Adverse Effect.

5.14 Books and Records

(a) The books of account and other financial records of Management Company are in all material respects true, complete and correct, and are accurately reflected in all material respects in the Management Company Financial Statements.

(b) The minute books and other records of Management Company have been made available to Shurgard REIT, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Management Company.

5.15 Contracts and Leases

The Management Company Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, of Management Company (the “Material Agreements”). A contract, lease, agreement or understanding is “material” if it involves (i) obligations (contingent or otherwise) of, or payments to Management Company in excess of $100,000 per annum, (ii) partnership, management or advisory agreements in excess of $100,000 per annum, or (iii) the license of any patent, copyright, trade secret or other proprietary right (A) to Management Company which is necessary for Management Company to carry on its business or (B) from Management Company which materially limits the ability of Management Company to carry on its business. Each Material Agreement is in full force and effect and (a) neither Management Company nor, to the knowledge of Management Company, any other party thereto has breached any of the above or is in material default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a breach or default, (c) no claim of material default thereunder has been asserted or threatened, and (d) neither Management Company nor, to the best knowledge of Management Company, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder.

5.16 Title to Properties; Encumbrances

Except for properties and assets reflected in the unaudited consolidated balance sheet as of October 31, 1994 or acquired since such balance sheet date which have been sold or otherwise disposed of in the ordinary course of business, Management Company has good, valid and marketable title to (a) all of its material properties and assets (real and personal, tangible and intangible), reflected in such balance sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased by Management Company since such balance sheet date in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in such balance sheet, (ii) liens consisting of zoning restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Management Company in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) liens described in the Management Company Disclosure Statement (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as “Permitted Liens”).

5.17 Real Property

The Management Company Disclosure Statement contains an accurate and complete list of all real property owned in whole or in part by Management Company and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Management Company has good and marketable title in fee simple to all the real property owned by it as reflected in the unaudited consolidated balance sheet as of October 31, 1994, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by Management Company are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, Management Company has adequate rights of ingress and egress for operation of the business of Management Company or such Subsidiary in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, to the knowledge of Management Company, violates any restrictive covenant or any provision of federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others, except for such violations or encroachments which do not have a Management Company Material Adverse Effect. No condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by Management Company for the purposes for which it is currently used.

5.18 Environmental Laws and Regulations

Management Company has made available to Shurgard REIT information relating to the following items: (a) the nature and quantities of any Hazardous Materials (as defined below) generated, treated, stored, handled, transported, disposed of or released, to the knowledge of Management Company, by Management Company during the past three years, together with a description of the location of each such activity, and (b) a summary of the nature and quantities of any Hazardous Materials that, to the knowledge of Management Company, have been disposed of or found at any site or facility owned or operated presently or at any previous time by Management Company. To the knowledge of Management Company, Management Company is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Management Company has not been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or at any time during the past three years. Management Company has no knowledge of any facts which Management Company considers likely to form the basis for any Claim (as defined below) against Management Company relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which Management Company considers likely to have a Management Company Material Adverse Effect.

For purposes of this representation the following terms shall have the following meanings: (A) “Hazardous Materials” shall mean materials defined as “hazardous substances,” “hazardous wastes” or “solid wastes” in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601-9657, and any amendments thereto (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6987 and any amendments thereto (“RCRA”), and (iii) any similar federal, state or local environmental statute; and (B) “Claim” shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys’ fees and any other expenses incurred, assessed or sustained by or against Shurgard.

5.19 Affiliated Transactions

Set forth in the Management Company Disclosure Statement is a list of all current material arrangements, agreements and contracts, written or oral, entered into by Shurgard with any person who is an officer, director or Affiliate of Management Company (other than Shurgard REIT), any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True and correct copies of all such documents have previously been delivered or made available to Shurgard REIT.

5.20 Brokers and Finders

Except for the fees and expenses paid or payable to Nomura, which fees are reflected in its agreement with Management Company, Management Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Management Company or Shurgard REIT to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees and expenses paid or payable by Shurgard REIT to Alex. Brown and to Nomura by Management Company, Management Company is not aware of any claim for payment of any investment banking fees, finder’s fees, brokerage or agent’s commissions or other payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.21 S-4 Registration Statement and Proxy Statement/Prospectus

None of the information supplied or to be supplied by Management Company for inclusion in the S-4 Registration Statement as set forth in the Sections titled “SUMMARY - The Companies - Shurgard Incorporated,” “SUMMARY - Action Taken by Management Company Prior to the Merger,” “SUMMARY - Unaudited Pro Forma Combined Financial Statements” (Post Merger Consolidation financial statements, amounts in columns designated Management Company Core Business), “SUMMARY - COMPARATIVE PER SHARE DATA” (amounts designated Management Company), “SHURGARD INCORPORATED,” “COMPARATIVE PER SHARE MARKET INFORMATION - THE MANAGEMENT COMPANY,” “DESCRIPTION OF MANAGEMENT COMPANY CAPITAL STOCK,” “EXECUTIVE COMPENSATION,” “PRINCIPAL MANAGEMENT COMPANY SHAREHOLDERS,” “FINANCIAL STATEMENTS - MANAGEMENT COMPANY OF SHURGARD INCORPORATED”, the Proxy Statement/Prospectus or the Management Company Proxy Materials will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus and at the time of the Shurgard REIT Stockholders Meeting, and in the case of the Management Company Proxy Materials, at the time of mailing the Management Company Proxy Materials and at the time of the Management Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Management Company or its officers and directors shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, the S-4 Registration Statement or the Management Company Proxy Materials, Management Company shall notify Shurgard REIT thereof by reference to this Section 5.21 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, cooperate with Shurgard REIT in preparing and filing an amendment or supplement with the SEC and, as required by law, disseminating to the stockholders of Shurgard REIT and/or the shareholders of Management Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

5.22 Insurance

The Management Company Disclosure Statement contains an accurate list of all insurance policies of Shurgard, and each such insurance policy is in full force and effect and issued by a reputable insurer. All premiums due with respect to such policies have been paid, and no notice of premium increase, cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with requirements of law and with agreements to which Management Company is a party, (ii) are valid, outstanding and enforceable, (iii) provide insurance coverage for the assets and operations of Management Company to the extent and in the manner that Management Company considers reasonable for companies engaged in business similar to that of Management Company, (iv) will remain in full force and effect through at least the Closing Date and (v) will not be modified as a result of, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Management Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been materially limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

5.23 Disclosure

The representations and warranties contained in this Agreement, in the Management Company Disclosure Statement, or in any written certificate or related agreement furnished or to be furnished to Shurgard REIT by Management Company in connection with the Closing pursuant to this Agreement do not contain any untrue statement of a fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF

SHURGARD REIT

Except as set forth in the Shurgard REIT SEC Reports and the Shurgard REIT Disclosure Statement, Shurgard REIT hereby represents and warrants to Management Company that, as of the date hereof:

6.1 Organization, Etc. of Shurgard REIT

Shurgard REIT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and proposed by Shurgard REIT to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Shurgard REIT is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Shurgard REIT and its Subsidiaries taken as a whole (taking into account any tax, insurance or indemnification benefits received or to be received) (a “Shurgard REIT Material Adverse Effect”).

Shurgard REIT has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such approvals and licenses to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Shurgard REIT Material Adverse Effect. Shurgard REIT’s and its Subsidiaries’ Certificate of Incorporation, By-laws, organizational documents and partnership agreements are listed in the Shurgard REIT Disclosure Statement, and true and correct copies of such documents have been made available to Management Company.

6.2 Subsidiaries

The Shurgard REIT Disclosure Statement sets forth a true and complete list of each of Shurgard REIT’s Subsidiaries (the “Shurgard REIT Subsidiaries”). Each Shurgard REIT Subsidiary (a) is a corporation or other legal entity duly incorporated, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly incorporated or organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a Shurgard REIT Material Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have an Shurgard REIT Material Adverse Effect, and (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Shurgard REIT Material Adverse Effect.

All outstanding shares of capital stock of each Shurgard REIT Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, of record and beneficially, by Shurgard REIT, free and clear of any liens, encumbrances, equities, options or claims whatsoever. No shares of capital stock of any Shurgard REIT Subsidiary are reserved for issuance. There are outstanding no options, warrants or other rights to acquire capital stock from any Shurgard REIT Subsidiary. Neither Shurgard REIT nor any Shurgard REIT Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity, except as set forth in the Shurgard REIT Disclosure Statement.

6.3 Agreement

This Agreement and the consummation of the transactions contemplated hereby have been approved by the Board of Directors of Shurgard REIT, and have been duly authorized by all other necessary corporate action on the part of Shurgard REIT (except for the approval of Shurgard REIT’s stockholders contemplated by Section 7.3(b)). This Agreement has been duly executed and delivered by a duly authorized officer of Shurgard REIT and, subject to Shurgard REIT stockholder approval, constitutes a valid and binding agreement of Shurgard REIT, enforceable against Shurgard REIT in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles. Shurgard REIT has delivered to Management Company true and correct copies of resolutions adopted by the Board of Directors of Shurgard REIT approving this Agreement and the transactions contemplated hereby.

6.4 Capital Stock

The authorized capital stock of Shurgard REIT consists of (a) 120,000,000 shares of Shurgard REIT Common Shares, (b) 500,000 shares of Class B Common Stock, $0.001 par value per share, (c) 160,000,000 shares of Excess Stock, $0.001 par value per share, and (d) 80,000,000 shares of preferred stock, $0.001 par value per share. All outstanding Shurgard REIT Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Shurgard REIT is entitled to preemptive or cumulative voting rights. As of the date hereof, 16,829,283 Shurgard REIT Common Shares, 154,604 shares of Class B Common Stock, no shares of Excess Stock, and no shares of preferred stock were issued and outstanding. Except as disclosed in the Shurgard REIT SEC Reports, all outstanding shares of capital stock of the Subsidiaries of Shurgard REIT are owned by Shurgard REIT or a direct or indirect wholly-owned Subsidiary of Shurgard REIT, free and clear of all liens, charges, encumbrances, claims and options of any nature.

6.5 Authorization for Shurgard REIT Common Shares

Prior to the Effective Time, Shurgard REIT will have taken all necessary action to permit it to issue the number of Shurgard REIT Common Shares required to be issued pursuant to Article 4 and to reserve for issuance a sufficient number of Shurgard REIT Common Shares for delivery upon determination of the Contingent Shares (as contemplated in Section 4.7 above). The Share Consideration and Contingent Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no shareholder of Shurgard REIT will have any preemptive right of subscription or purchase in respect thereof. The Share Consideration and Contingent Shares will, when issued, be registered under the Securities Act and the Exchange Act and will be registered or exempt from registration under all applicable state securities laws.

6.6 Litigation

There are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Shurgard REIT, threatened against Shurgard REIT or any of its Subsidiaries, or any property (including intellectual property) of Shurgard REIT or any such Subsidiary, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a Shurgard REIT Material Adverse Effect or (b) a material adverse effect on the ability of Shurgard REIT to perform its obligations under this Agreement.

6.7 Compliance With Other Instruments, Etc.

Neither Shurgard REIT nor any Subsidiary of Shurgard REIT is in violation of any term of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, except, as to subsections (a) through (d) of this Section, where such violation, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a Shurgard REIT Material Adverse Effect or a material adverse effect on the ability of Shurgard REIT to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Shurgard REIT will not result in any violation of or conflict with, constitute a default under, require any consent under or result in the creation or issuance of Excess Stock under any term of the charter or by-laws of Shurgard REIT (or any of its Subsidiaries) or any agreement, instrument, permit, license, law, ordinance, rule, regulation, order, judgment or decree to which Shurgard REIT (or any of its Subsidiaries) is a part or to which Shurgard REIT (or any of its Subsidiaries) or any of their material assets are subject, or result in the creation of (or impose any obligation on Shurgard REIT to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of Shurgard REIT or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent or the creation of such encumbrance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a Shurgard REIT Material Adverse Effect or (b) a material adverse effect on the ability of Shurgard REIT to perform its obligations under this Agreement.

6.8 Reports and Financial Statements

Shurgard REIT has filed all reports required to be filed with the SEC since February 28, 1994 (collectively, the “Shurgard REIT SEC Reports”), and has previously furnished or made available to Management Company true and complete copies of all Shurgard REIT SEC Reports. None of the Shurgard REIT SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Shurgard REIT SEC Reports presents fairly, in all material respects, the consolidated financial position of Shurgard REIT and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of Shurgard REIT and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All the Shurgard REIT SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.9 Brokers and Finders

Except for the fees and expenses paid to Alex. Brown with respect to the delivery of a fairness opinion to the Special Committee, which fees are reflected in its agreement with the Special Committee, Shurgard REIT has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.10 S-4 Registration Statement and Proxy Statement/Prospectus

None of the information supplied or to be supplied by Shurgard REIT for inclusion or incorporation by reference in the S-4 Registration Statement, the Proxy Statement/Prospectus or the Management Company Proxy Materials will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus and at the time of the Shurgard REIT Stockholders Meeting, and in the case of the Management Company Proxy Materials, at the time of mailing the Management Company Proxy Materials and at the time of the Management Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Shurgard REIT, its officers and directors or any of its Subsidiaries shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, the S-4 Registration Statement or the Management Company Proxy Materials, Shurgard REIT shall notify Management Company thereof by reference to this Section 6.10 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Shurgard REIT and/or the shareholders of Management Company, and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to Shurgard REIT) as to form in all material respects with the provisions of the Securities Act. The Proxy Statement/Prospectus will comply (with respect to Shurgard REIT) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.11 Disclosure

The representations and warranties contained in this Agreement, in the Shurgard REIT Disclosure Statement or in any written certificate or related agreement furnished or to be furnished to Management Company by Shurgard REIT in connection with the Closing pursuant to this Agreement do not contain any untrue statement of a fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Conduct of Business of Management Company

Except as contemplated by this Agreement or as set forth in the Management Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, Management Company will pursue its business in the ordinary course, with no less diligence and effort than would be applied in the absence of this Agreement; will seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time; and will not, without the prior written consent of Shurgard REIT:

(a) except for Shares issuable upon exercise of Options outstanding as of the date hereof under the Management Company Option Plan, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

(c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

(d) (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice (except within the parameters noted on the Management Company Disclosure Statement by virtue of Section 5.7 hereof), (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such director, officer or employee, whether past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee, except (1) as required for the termination of such agreement (2) in the ordinary course and under $10,000 with respect to any employee or (3) as required for the assumption of such agreement by Shurgard REIT, or as otherwise approved by Shurgard REIT in its sole discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise), or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Plan or Benefit Arrangement;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets;

(g) adopt any amendments to its charter or bylaws;

(h) other than borrowings under existing credit facilities, or other borrowing in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Partnership or other Person;

(i) engage in the conduct of any business the nature of which is materially different than the business Management Company is currently engaged in;

(j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of Management Company;

(k) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $75,000 per year, which is not cancelable without penalty on 30 days’ or less notice, except in the ordinary course of business;

(l) forgive any indebtedness owed to Management Company or convert or contribute by way of capital contribution any such indebtedness owed;

(m) authorize or enter into any agreement providing for property management services to be provided by Management Company to third-party property owners or an increase in management fees paid by third-party property owners under existing property management agreements;

(n) authorize or enter into any agreement that would jeopardize the qualification of Shurgard REIT as a real estate investment trust pursuant to Section 856 of the Code if such agreement had been entered into by Shurgard REIT; or

(o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2 Other Transactions

Prior to the Effective Time, Shurgard REIT and Management Company each agree (a) that neither of them shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or shareholders, respectively) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, such party, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.2; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of such party from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of such party determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders or shareholders, as the case may be, imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person (which such party determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders or shareholders, as the case may be, imposed by law), such party keeps the other party to this Agreement informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.2 shall (x) permit any party to terminate this Agreement, (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

7.3 Meetings of Shareholders and Stockholders

(a) Management Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the “Management Company Shareholders Meeting”) as promptly as practicable to consider and vote upon the approval of the Merger. Subject to the fiduciary duties of Management Company’s Board of Directors under applicable law as advised by counsel, the Board of Directors of Management Company shall recommend and declare advisable such approval and Management Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Prior to the Closing Date, the Management Company shall take all reasonable steps to cause Barbo, Buerk, Daniels and R. Knutzen (as Trustee for the Barbo Trust) to enter into an agreement with Shurgard REIT (the “Shareholders Voting Agreement”), pursuant to which each of such shareholders shall agree to vote all Shares owned by them or to which they have the right to vote in favor of approval of the Merger at the Management Company Shareholders Meeting.

(b) Shurgard REIT will take all action necessary in accordance with applicable law and Shurgard REIT’s Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the “Shurgard REIT Stockholders Meeting”) as promptly as practicable to consider and vote upon the approval of the Merger and the issuance of Shurgard REIT Common Shares in the Merger. Subject to the fiduciary duties of Shurgard REIT’s Board of Directors under applicable law as advised by counsel, the Board of Directors of Shurgard REIT shall recommend and declare advisable such approval and Shurgard REIT shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

7.4 Registration Statement/Proxy Materials

After the date hereof, Shurgard REIT and Management Company shall cooperate and promptly prepare and Shurgard REIT shall file with the SEC as soon as practicable a registration statement on Form S-4 (the “S-4 Registration Statement”), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Share Consideration and the Contingent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. Shurgard REIT will also, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of Shurgard REIT’s stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Shurgard REIT’s stockholders, is herein called the “Proxy Statement/Prospectus”). Management Company will, as promptly as practicable, prepare a notice of the Management Company Shareholders Meeting and a form of proxy and such other written materials as may be required by the WBCA or other applicable law in connection with the vote of Management Company’s shareholders with respect to the Merger (such materials, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Management Company’s shareholders, is herein called the “Management Company Proxy Materials”). Shurgard REIT and Management Company will use all reasonable efforts to have the S-4 Registration Statement, or cause it to be, declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of Shurgard REIT and the Management Company Proxy Materials to be mailed to shareholders of Management Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to it or affecting Management Company or Shurgard REIT shall occur as a result of which it is necessary, in the opinion of counsel for Management Company or of counsel for Shurgard REIT, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of Management Company is sought, Management Company and Shurgard REIT forthwith will prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading.

7.5 Filings; Other Action

Management Company and Shurgard REIT shall: (a) to the extent required, promptly make all filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another to (i) determine which Authorizations are required to be made or obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely make and seek all such Authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Shurgard REIT and Management Company necessary to effectuate the Merger; (d) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 8 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (e) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time.

7.6 Access to Information

From the date hereof until the Effective Time, Management Company will give Shurgard REIT, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Management Company, will furnish to Shurgard REIT, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct Management Company’s employees, counsel and financial advisors to cooperate with Shurgard REIT in its investigation of the business of Management Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Management Company to Shurgard REIT hereunder.

7.7 Listing Application

Shurgard REIT promptly shall prepare and submit to the Exchange a listing application covering the Shurgard REIT Common Shares issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Shurgard REIT Common Shares, subject to official notice of issuance.

7.8 Affiliates of Management Company

(a) Set forth in the Management Company Disclosure Statement are the persons who may be deemed to be “affiliates” of Management Company for purposes of Rule 145 under the Securities Act (“Rule 145 Affiliates”) or who may otherwise be deemed to be Affiliates of Management Company. By agreement dated the date hereof, each of the Rule 145 Affiliates has delivered a letter (each, an “Affiliate Letter”) to Shurgard REIT indicating that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Shurgard REIT Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except (i) pursuant to an effective registration statement, (ii) in compliance with Rule 145 or (iii) pursuant to a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act (provided, however, that any transferee pursuant to a transaction described in (iii) shall agree in writing to hold the Shurgard REIT Common Shares subject to the restrictions set forth in the Affiliate Letter). Shurgard REIT shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Shurgard REIT Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Shurgard REIT Common Shares, consistent with the terms of such Affiliate Letters.

(b) Shurgard REIT shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell Shurgard REIT Common Shares received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time.

7.9 Tax Matters

(a) Each of Management Company and Shurgard REIT agrees to report the Merger on all Tax Returns and other filings as a tax-free reorganization under Section 368(a)(1) of the Code. Furthermore, notwithstanding the terms and provisions of Sections 4.1(a)(ii) and 4.7 hereof, the parties hereby agree that the aggregate number of Shurgard REIT Common Shares issued (a) as Contingent Shares pursuant to Sections 4.1(a)(ii) and 4.7 and (b) as additional Shurgard REIT Common Shares issued as a result of any Under-Statement pursuant to Section 4.1(d)(ii)(D) shall not exceed the aggregate number of Shurgard REIT Common Shares issued as Share Consideration at the Effective Time pursuant to Sections 4.1(a)(i), as adjusted pursuant to Section 4.1(d), excluding any additional Shurgard REIT Common Shares issued as a result of any Under-Statement pursuant to Section 4.1(d)(ii)(D). The parties understand that this limitation is necessary to support the opinion to be provided by counsel to Shurgard REIT pursuant to Section 8.3(b) that the Merger qualifies as a reorganization pursuant to Section 368(a)(1) of the Code.

(b) The Representatives shall prepare or cause to be prepared and filed on behalf of the Management Company, but at the sole cost and expense of the Shurgard REIT, all federal, state, and local Tax Returns required to be filed with respect to the short taxable year of the Management Company ending as of the Effective Time. Shurgard REIT and its personnel will cooperate with the Representatives in the preparation and filing of all such Tax Returns, shall provide reasonable access to the books and records of the Management Company for such purposes, and shall make available its personnel, counsel, accountants, and other resources as shall be reasonably necessary to enable the Representatives to prepare or cause to be prepared and filed in a timely manner all such Tax Returns. In connection with the filing of the federal income Tax Return of the Management Company for its short taxable year ending as of the Effective Time, the InterMation Spin-Off shall be reported in all respects as a transaction qualifying under Section 355(a)(1) of the Code. The Representatives will promptly update their study of accumulated earnings and profits to include the year ended December 31, 1994 and the short period ending on the Effective Time. In addition, to the extent that the Management Company incurs a net operating loss (“NOL”) for its short taxable year ending as of the Effective Time, the Representatives shall prepare or cause to be prepared and filed with the Internal Revenue Service Form 1139 and shall take such other action as shall be necessary or appropriate to carry back such NOL to a prior taxable year of the Management Company so that a refund of federal income tax can be claimed for such taxable year and a “tentative carry-back adjustment”, in the amount of such claimed refund, can be obtained pursuant to Section 6411 of the Code.

(c) If the Internal Revenue Service or any other taxing authority initiates an audit or examination of any Tax Return of the Management Company or denies or disputes payment, or the amount, of the Refund (a “Tax Audit”), the Shurgard REIT shall give prompt notice thereof to the Representatives, and the Representatives shall have the sole and exclusive right to manage and control such Tax Audit and to contest, settle, or compromise any issues raised during the course of such Tax Audit. In handling any such Tax Audit the Representatives may engage counsel, accountants, or other advisors reasonably acceptable to the Shurgard REIT and shall keep management of the Shurgard REIT regularly advised of the course of such Tax Audit. If it elects to do so, the Shurgard REIT also may engage counsel, accountants, or other advisors reasonably acceptable to the Representatives to monitor the progress of any such Tax Audit. All costs and expenses incurred either by the Representatives or by the Shurgard REIT in connection with any such Tax Audit, including the fees and expenses of counsel, accountants, and other advisors selected either by the Representatives or the Shurgard REIT shall be borne by the Shurgard REIT, without reimbursement.

(d) If, at the conclusion of a Tax Audit or otherwise, the Internal Revenue Service or any other taxing authority should assert a deficiency or claim an underpayment of Tax (including interest and penalties, if any) against either the Management Company or the Shurgard REIT with respect to any Tax Return of the Management Company for any taxable year ending on or before the Effective Time (a “Tax Claim”), and if the payment of such Tax Claim by the Shurgard REIT, as successor in interest to the Management Company, would constitute Damages for which the Shurgard REIT is entitled to indemnification pursuant to Section 4.8, then the Representatives shall have the sole and exclusive right to defend and contest such Tax Claim through such administrative or judicial proceedings as they may elect (a “Tax Contest”), until a Final Determination is made with respect to such Tax Claim. The Representatives may engage counsel, accountants, and other advisors reasonably acceptable to the Shurgard REIT to assist them in handling the Tax Contest. All costs and expenses incurred by the Representatives in handling such Tax Contest, if finally resulting in such Damages, including the fees and costs of counsel, accountants, and other advisors, shall be paid by the Shurgard REIT and shall constitute additional Damages for which the Shurgard REIT shall be entitled to indemnification pursuant to Section 4.8. The Shurgard REIT and its personnel will cooperate with the Representatives and their advisors in the defense of any such Tax Claim and in the handling of any such Tax Contest. The Shurgard REIT also may elect to engage, at its own cost and expense, counsel, accountants, or other advisors reasonably acceptable to the Representatives to monitor the progress of the Tax Contest and to assist the Representatives and their advisors as appropriate. The Representatives shall have the sole and exclusive right to settle any Tax Contest and compromise any Tax Claim made against the Management Company or the Shurgard REIT which is subject to indemnification pursuant to Section 4.8, provided, however, that the Representatives shall not settle any such Tax Contest or compromise any such Tax Claim without the consent of the Shurgard REIT, to the extent such settlement or compromise would result in any Tax liability or other claim (including any pending or reasonably foreseeable claim) in excess of the amount of Damages that may then be available for indemnification under Section 4.8 hereunder.

7.10 InterMation Spin-Off

Prior to the Closing, Management Company shall distribute all of the shares of capital stock of InterMation held by Management Company to its shareholders pro rata in a transaction intended to qualify for tax-free treatment under Section 355(a)(1) of the Code pursuant to the terms of an Agreement and Plan of Corporate Separation between Management Company and InterMation in form and substance acceptable to Shurgard REIT, acting reasonably (the “InterMation Spin-Off”). Management Company agrees to report the InterMation Spin-Off on all Tax Returns and other filings as a tax-free distribution pursuant to Section 355(a)(1) of the Code. Shurgard REIT will not take any position on any Tax Return or other filing or in connection with any audit or examination of any Tax Return which is inconsistent with the qualification of the InterMation Spin-Off as a tax-free distribution pursuant to Section 355(a)(i) of the Code. In the event that there is a determination or a claim by an applicable taxing authority that the InterMation Spin-Off does not qualify under Section 355(a)(1) of the Code Shurgard REIT will promptly notify its stockholders regarding the ability to file protective refund claims and will take all reasonable actions to assist its stockholders in filing and prosecuting such refund claims.

7.11 Shurgard Realty Advisors

Prior to the Closing (a) the sale or other disposition of Shurgard Realty Advisors to such purchaser and for such consideration as the Board of Directors of Management Company deems appropriate shall have occurred and (b) Shurgard Realty Advisors shall have entered into an agreement with Shurgard REIT providing that so long as (i) Shurgard Realty Advisors shall be maintained as a legal entity licensed as a broker-dealer and (ii) Shurgard REIT shall reimburse Shurgard Realty Advisors for the costs of maintaining its licenses as a broker-dealer, Shurgard Realty Advisors shall grant Shurgard REIT broker-dealer services on financial terms substantially similar to those provided to Shurgard REIT in connection with the consolidation of Shurgard REIT; provided that Shurgard Realty Advisors shall have the right, upon thirty (30) days’ notice to Shurgard REIT, to allow Shurgard Realty Advisors’ broker-dealer licenses to lapse and/or to dissolve Shurgard Realty Advisors (the “SRA Letter”).

7.12 Management and Advisory Agreements

Prior to the Closing, Management Company shall use all reasonable efforts to cause the owners of all properties managed and of all partnerships advised by Management Company to consent to the management of such properties and assumption of such advisory functions by the Surviving Corporation to the extent required by the existing management and advisory agreements relating thereto.

7.13 Intellectual Property Rights

Prior to the Closing, Management Company shall use all reasonable efforts to obtain all assignments or other consents necessary with respect to the Management Company Intellectual Property Rights listed on the Management Company Disclosure Statement.

7.14 Employees

Shurgard REIT agrees to employ at the Effective Time all employees of Management Company who are employed on the Closing Date on terms consistent with Management Company’s current employment practices and at comparable levels of compensation and positions, except that such employment shall be at will and Shurgard REIT shall be under no obligation to continue to employ any of such individuals for more than thirty (30) days after Closing. For purposes of this Section 7.14, the term “employees” shall mean all current employees of Management Company and its Subsidiaries (including those on disability or leave of absence, paid or unpaid). Notwithstanding the foregoing, the terms of (a) that certain Employee Employment Agreement between Management Company and Allyn Finch dated as of September 1, 1994, (b) that certain Employee Agreement between Management Company and Kim Kimbrell dated as of September 1, 1994, and (c) that certain memorandum dated November 3, 1994 regarding a long term incentive compensation plan for Ron Newhouse (to the extent executed by same) shall expressly be assumed by Shurgard REIT.

7.15 Reorganization

From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, neither Management Company nor Shurgard REIT shall knowingly take any action that would be inconsistent with the representations and warranties made by them herein, including, but not limited to knowingly taking any action, or knowingly failing to take any action that is known to cause disqualification of (A) the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code, or (B) the InterMation Spin-Off as a qualified distribution under Section 355(a)(1) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, Management Company shall use its best efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of Shurgard REIT after the Effective Time as a real estate investment trust as defined within Section 856 of the Code.

7.16 Public Statements

The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or by the rules of the NASD.

7.17 ESOP

(a) Management Company shall take all reasonable steps toward the end that (i) any merger of Management Company’s qualified retirement plans prior to the transactions that are contemplated hereby will comply with applicable law and the resulting merged plan (“Merged Plan”) will continue to be qualified under Code Section 401(a); (ii) the transactions contemplated hereby as they relate to the ESOP or Merged Plan (including, but not limited to, the exchange of Shares and the redemption of InterMation shares held by the ESOP) will not result in a prohibited transaction under ERISA or the Code, or otherwise violate applicable law, nor will they result in the imposition of any state, federal or local excise tax on Management Company or any other person; and (iii) following the Merger, InterMation shall offer to repurchase from the Merged Plan any shares of InterMation capital stock so held at a price per share reflective of the then fair market value thereof.

(b) Shurgard REIT agrees to take all appropriate and necessary steps to adopt the Merged Plan as the successor employer thereunder.

7.18 Letter of Shurgard’s Accountants

The Management Company shall use its best efforts to cause to be delivered to Shurgard REIT an “agreed-upon procedures” report of Deloitte & Touche LLP, dated a date within two business days before the date on which the S-4 Registration Statement shall become effective and addressed to Shurgard REIT, in form and substance reasonably satisfactory to Shurgard REIT and customary in scope and substance for reports delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

7.19 Opinion of Financial Advisor

Shurgard REIT shall use its best efforts to cause Alex. Brown to provide its opinion, as to the fairness, from a financial point of view, of the consideration payable in connection with the Merger, and shall include such opinion in the Proxy Statement/Prospectus.

7.20 Notice of Certain Events

Each party hereto shall promptly notify the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting either party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in the Management Company Disclosure Statement pursuant to Section 5.5 or in the Shurgard REIT Disclosure Statement pursuant to Section 6.6 or which relate to the consummation of the transactions contemplated by this Agreement.

7.21 Director and Officer Indemnification

From and after the Effective Date, Shurgard REIT shall keep in effect provisions in its Certificate of Incorporation and By-laws providing for limitation of director liability and indemnification of directors, officers, employees and agents at least to the extent that such persons are entitled thereto under the Articles of Incorporation and Bylaws of Management Company on the date hereof, subject to Delaware law (and, to the extent that the Shurgard REIT By-laws do not provide for indemnification of directors or officers of predecessor corporations, shall contractually assume the indemnification obligations under Management Company’s Bylaws, subject to Delaware law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of Management Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

7.22 Working Capital

Management Company agrees that as of the Closing Date, there shall be an aggregate amount of (i) cash and short-term investments and (ii) fees and reimbursable receivables of not less than $1,060,700 (“Minimum Working Capital”).

7.23 Contingent Shares

Shurgard REIT agrees to act in good faith with respect to the Contingent Partnerships and the right of the Management Company shareholders to receive Contingent Shares and further agrees not to take any action, or fail to take any action, that reasonably could be anticipated to adversely affect the Contingent Partnerships, the Project Partnerships, or the value of the Partnership Facilities or the right of the Management Company shareholders to receive Contingent Shares, including, without limitation, voting or failing to vote with respect to any matter submitted to a vote of the partners of any Contingent Partnership or Project Partnership, or amending the partnership agreements of any Contingent Partnership or Project Partnership in which Shurgard REIT is a partner.

7.24 Further Action

Each party hereto shall, subject to the fulfillment or waiver at or before the Effective Time of each of the conditions of performance set forth herein, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

ARTICLE 8

CONDITIONS

8.1 Conditions to Each Party’s Obligations

(a) The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may not be waived:

(i) Management Company Shareholder Approval

This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Shares in accordance with applicable provisions of the WBCA (including, without limitation, RCW 23B.08.730), the Articles of Incorporation and Bylaws of Shurgard.

(ii) Shurgard REIT Stockholder Approval

The Agreement and the transactions contemplated hereby shall have been duly approved by the requisite holders of Shurgard REIT capital stock in accordance with applicable provisions of the DGCL and the Certificate of Incorporation and By-laws of Shurgard REIT.

(iii) HSR Act

The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

(iv) Contingent Shares Agreement

The Contingent Shares Agreement described in Section 4.7 above shall have been executed and delivered by all requisite parties thereto.

(v) Indemnification Escrow Agreement

The Indemnification Escrow Agreement described in Section 4.8 above shall have been executed and delivered by all requisite parties thereto.

(vi) No Injunction or Proceedings

There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of Shurgard REIT or Management Company, each in its reasonable judgment, nor shall there be pending or threatened by any Governmental Body any suit, action or proceeding, and there shall not be pending by any other Person any suit, action or proceeding seeking to restrain or restrict the consummation of the Merger or seeking damages in connection therewith, which, in the reasonable judgment of either Shurgard REIT or Management Company could have (a) a Shurgard REIT Material Adverse Effect or a Management Company Material Adverse Effect, respectively, or (b) a material adverse effect on the ability of Shurgard REIT or Management Company, respectively, to perform its obligations under this Agreement.

(vii) Registration Statement

The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Shurgard REIT Common Shares shall have been received.

(b) The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing Date of each of the following conditions, which conditions may only be waived by mutual agreement of the parties hereto:

(i) Consents

All Authorizations and other third-party consents required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained.

(ii) Employment, Non-Competition and Other Agreements

(A) The existing employment agreements by and between each of Barbo and Daniels, on the one hand, and Management Company, on the other, shall have been terminated, (B) the 1983 Agreements shall have been terminated, and (C) and Barbo shall have entered into a noncompetition agreement with Shurgard REIT, substantially in the form attached hereto as Exhibit D.

(iii) Exchange Listing

The approval for the listing on the Exchange of the Shurgard REIT Common Shares issuable in the Merger, subject to official notice of issuance, shall have been obtained.

(iv) Restrictions on Resale of Share Consideration and Contingent Shares

Barbo, Buerk, Daniels, Michael Rowe, David K. Grant, and R. Knutzen, as Trustee of the Barbo Trust, each shall have entered into an agreement with Shurgard REIT pursuant to which they each shall have agreed not to sell, pledge on a non-recourse basis, transfer and otherwise dispose of (except by operation of law) more than 40% of the Share Consideration or the Contingent Shares received for a two-year period commencing upon the Closing Date, without the written consent of Shurgard REIT and the Representatives. Such agreement shall provide that the certificates reflecting such Share Consideration and Contingent Shares issued to such Management Company shareholders pursuant to this Agreement, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor, shall bear a legend reflecting such restrictions on transfer, provided, that certificates issued after the two-year period has expired need not bear such legend.

8.2 Conditions to Obligations of Management Company to Effect the Merger

The obligation of Management Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by Management Company:

(a) Shurgard REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Shurgard REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and Management Company shall have received a certificate of the President of Shurgard REIT, dated the Closing Date, certifying to such effect.

(b) Management Company shall have received the opinion of Riddell, Williams, Bullitt & Walkinshaw (“Riddell”) addressed to Management Company and dated the effective date of the InterMation Spin-Off, to the effect that the InterMation Spin-Off more likely than not qualifies for tax-free treatment under Section 355 of the Code, in form and substance reasonably acceptable to counsel for Shurgard REIT (the “InterMation Spin-Off Opinion”). Such opinion shall provide that Management Company and its successors, including Shurgard REIT, shall be entitled to rely on such opinion.

(c) Management Company shall have received from Perkins Coie, an opinion, dated the Closing Date as to the matters set forth on Exhibit E.

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Shurgard REIT and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Shurgard REIT Material Adverse Effect.

(e) Any sums then due and owing to Management Company by Shurgard REIT as a result of obligations arising out of (i) that certain Management Services Agreement dated as of March 1, 1994 between Management Company and Shurgard REIT and (ii) that certain Advisory Agreement dated as of March 1, 1994 between Management Company and Shurgard REIT shall have been paid.

8.3 Conditions to Obligation of Shurgard REIT to Effect the Merger

The obligations of Shurgard REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by Shurgard REIT:

(a) Management Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Shurgard REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and Shurgard REIT shall have received a certificate of the President of Management Company, dated the Closing Date, certifying to such effect.

(b) Shurgard REIT shall have received the opinion of Perkins Coie, in form and substance reasonably acceptable to counsel for the Special Committee, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and each of Shurgard REIT and Management Company will be a party to that reorganization within the meaning of Section 368(b) of the Code such that Management Company will not recognize gain as a result of the Merger.

(c) The InterMation Spin-Off Opinion shall have been delivered.

(d) Shurgard REIT shall have received from Riddell an opinion, dated the Closing Date, as to the matters set forth on Exhibit F.

(e) Shurgard REIT shall have received an “agreed-upon procedures” report from Deloitte & Touche LLP, independent public accountants for Management Company, dated as of a date within two business days before the date on which the S-4 Registration Statement shall become effective, with respect to the financial statements of Management Company included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Shurgard REIT, and customary in scope and substance for “agreed-upon procedures” reports delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 Registration Statement and the Proxy Statement/Prospectus.

(f) Shurgard REIT shall have received the Closing Statement, conforming to the requirements of Section 4.1(d)(ii)(A) hereof, within five (5) days prior to the Closing Date.

(g) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Management Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Management Company Material Adverse Effect.

(h) Holders in excess of 10% of the Shares outstanding immediately prior to the Closing shall not have exercised dissenters’ rights under applicable law.

(i) The InterMation Spin-Off described in Section 7.10 above shall have occurred.

(j) The disposition of Shurgard Realty Advisors described in Section 7.11 above shall have occurred.

(k) Shurgard Realty Advisors shall have executed and delivered the SRA Letter.

(l) All assignments or other consents necessary to transfer to the Surviving Corporation the Management Company Intellectual Property Rights set forth on the Management Company Disclosure Statement shall have been obtained.

(m) The Closing Statement shall reflect ownership by Management Company of the Minimum Working Capital.

ARTICLE 9

TERMINATION

9.1 Termination by Mutual Consent

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by shareholders or stockholders of Management Company or Shurgard REIT, respectively, either by the mutual written consent of Shurgard REIT and Management Company, or by mutual action of their respective Boards of Directors.

9.2 Termination by Either Shurgard REIT or Management Company

This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Management Company or Shurgard REIT if (a) the Merger shall not have been consummated by May 25, 1995, (b) the Management Company Shareholders Meeting duly shall have been convened and held and the approval of Management Company’s shareholders required by Section 7.3(a) shall not have been obtained at such meeting or at any adjournment thereof, (c) the Shurgard REIT Stockholders Meeting duly shall have been convened and held and the approval of Shurgard REIT’s stockholders required by Section 7.3(b) shall not have been obtained at such meeting or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

9.3 Effect of Termination and Abandonment

In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 9, no party hereto (or any of its directors or offices) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE 10

MISCELLANEOUS AND GENERAL

10.1 Expenses

Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the immediately preceding sentence, in the event that one or more of Management Company, its officers, directors or Affiliates shall be involuntarily be made party (collectively, the “Litigation Parties”) to any suit, action or proceeding commenced by any Governmental Body or by any Shurgard REIT stockholder or other person and seeking to restrain restrict or impede the consummation of the Merger or seeking damages or other relief in, connection therewith, Shurgard REIT shall defend, indemnify and hold all such Litigation Parties harmless from all costs, expenses, losses and liabilities incurred in connection with any such suit, action or proceeding, including, without limitation, advancement of all legal and other costs associated with the defense thereof and all liabilities incurred by way of settlement or final judgment or decree, provided that: (a) each of such Litigation Parties shall, in the event that it deems conflict or fiduciary considerations make such necessary or advisable, have the right to retain separate counsel and to conduct and control its own defense in such suit, action or proceeding, and all legal and other costs associated with such separate defense shall likewise be paid in full by Shurgard REIT by advancement or by reimbursement promptly after submission of invoices relating thereto to Shurgard REIT; (b) no settlement of any such suit, action or proceeding shall be entered into by Shurgard REIT without the express written consent of each of the Litigation Parties, which consent, in the case of any proposed settlement imposing solely monetary sanctions which are to be paid in full on the settlement date by Shurgard REIT and releasing the Litigation Parties from any further liability or participation in such suit, action or proceeding, shall not be unreasonably withheld; (c) no Litigation Party shall enter into any settlement of any such suit, action or proceeding for which settlement such Litigation Party intends to seek indemnification from Shurgard REIT hereunder, without the express written consent of Shurgard REIT; and (d) Shurgard REIT shall have no duty to indemnify any Litigation Party for any liability imposed under any final judgment or decree to the extent that such liability has been finally adjudicated to have been the result of (i) an untrue statement of or omission of material fact by Management Company in those sections of the S-4 Registration Statement or the Proxy Statement/Prospectus specified in Section 5.21 hereof, in violation of said Section 5.21, or (ii) fraud, intentional misconduct or knowing violation of law by such Litigation Party.”

10.2 Notices, Etc.

All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Management Company:	with a copy to:

Shurgard Incorporated	Riddell, Williams, Bullitt & Walkinshaw
Suite 2200	1001 4th Avenue Plaza,
1201 Third Avenue	Suite 4400
Seattle, WA 98101	Seattle, WA 98104
Attention: Charles K. Barbo	Attention: John M. Steel
Facsimile: (206) 624-1645	Facsimile: (206) 389-1708

If to Shurgard REIT:	with a copy to:

Shurgard Storage Centers, Inc.	Perkins Coie
Suite 2200	1201 Third Avenue, Suite 4000
1201 Third Avenue	Seattle, WA 98104
Seattle, WA 98101	Attention: Michael E. Stansbury
Attention: Harrell Beck	Facsimile: (206) 583-8500
Facsimile: (206) 624-1645

or to such other address as such party shall have designated by notice so given to each other party.

10.2 Survival

The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing through the second anniversary of the Closing Date, except in the case of Sections 5.8, 5.10, and 7.17, which in each such case shall survive through the fourth anniversary of the Closing Date. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to Section 4.8 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof, specifying Damages (including the amount thereof) giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

10.3 Amendments, Waivers, Etc.

This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

10.4 No Assignment

This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

10.5 Entire Agreement

Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth in this Agreement (including the Management Company Disclosure Statement and the Shurgard REIT Disclosure Statement) and any writings expressly required hereby.

10.6 Specific Performance

The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof.

10.7 Remedies Cumulative

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

10.8 No Waiver

The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

10.9 No Third-Party Beneficiaries

This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto.

10.10 Jurisdiction

Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or any court of the state of Washington located in the City of Seattle in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the state of Washington other than for such purpose. Each of the parties hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

10.11 Governing Law

This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the state of Washington, without regard to principles of conflict of laws.

10.12 Name, Captions, Etc.

The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified (a) the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

10.13 Severability

If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

10.14 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

SHURGARD STORAGE CENTERS, INC., a Delaware Corporation

By:	/s/ Harrell L. Beck
Harrell L. Beck, President

SHURGARD INCORPORATED, a Washington Corporation

By:	/s/ Charles K. Barbo
Charles K. Barbo, President